      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 1997


                                                      REGISTRATION NO. 333-25257
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            HORIZON PHARMACIES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            TEXAS                            5912                  75-2441557
  (State or Jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)     Identification
                                                                    Number)

                             275 W. PRINCETON DRIVE
                             PRINCETON, TEXAS 75407
                                 (972) 736-2424
         (Address and Telephone Number of Principal Executive Offices)

                           RICK D. MCCORD, PRESIDENT
                            HORIZON PHARMACIES, INC.
                             275 W. PRINCETON DRIVE
                             PRINCETON, TEXAS 75407
                                 (972) 736-2424
           (Name, Address and Telephone Number of Agent for Service)
                         ------------------------------

                                   COPIES TO:

       DOUGLAS A. BRANCH, ESQ.                   MARK A. ROBERTSON, ESQ.
  Phillips McFall McCaffrey McVay &             Robertson & Williams, Inc.
             Murrah, P.C.
    211 North Robinson, 12th Floor              3033 N.W. 63rd, Suite 160
    Oklahoma City, Oklahoma 73102             Oklahoma City, Oklahoma 73116
            (405) 235-4100                            (405) 848-1944

                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO          OFFERING PRICE          AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED         PER SHARE(1)         OFFERING PRICE     REGISTRATION FEE
Common Stock, $.01 par value................     1,380,000(2)           $    5.00            $6,900,000         $2,090.91
Underwriters' Warrants(3)...................       120,000                   .001            $      120                  (4)
Common Stock Issuable Upon Exercise of
  Underwriters' Warrants(5).................       120,000                   6.00            $  720,000         $  181.82
TOTAL.......................................                                                 $7,620,120         $2,272.73(6)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Includes 180,000 shares of Common Stock subject to the Underwriters' over-allotment option.

(3) The Underwriters' Warrants entitle the Underwriters to purchase shares of Common Stock equal to 10% of the total number of shares sold pursuant to the Registration Statement, exclusive of any shares subject to the Underwriters' over-allotment option.

(4) Pursuant to Rule 457(g), no registration fee is payable.

(5) Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional securities issuable upon future anti-dilution adjustments in accordance with the terms of the Underwriters' Warrants.

(6) The Registrant previously paid $1,970.68 of the Registration Fee.
                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 30, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                1,200,000 SHARES
                            HORIZON PHARMACIES, INC.
                                  COMMON STOCK
                               ------------------


    All of the 1,200,000 shares of common stock, $.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by HORIZON Pharmacies, Inc. (the "Company"). Prior to this Offering, there has been no public market for the Company's Common Stock. It is currently anticipated that the initial public offering price will be $5.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Company has applied for listing of the Common Stock on the American Stock Exchange under the trading symbol "HZP" and has received a favorable preliminary listing eligibility opinion from the American Stock Exchange.


                            ------------------------


THESE SECURITIES ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK AND
 SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN  AFFORD
       THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 6.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY         REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             UNDERWRITING
                                                                               DISCOUNTS             PROCEEDS TO
                                                   PRICE TO THE PUBLIC    AND COMMISSIONS(1)        COMPANY(2)(3)
Per Share.......................................            $                      $                      $
Total(3)........................................            $                      $                      $

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses in connection with this Offering payable by the Company, including a nonaccountable expense allowance to be paid to the Underwriters in the amount of $180,000 ($207,000 if the Underwriters' over-allotment option is exercised in full). See "Use of Proceeds" and "Underwriting."

(3) The Company has granted the Underwriters an option, exercisable within 45 business days from the date of this prospectus, to purchase up to 180,000 additional shares of Common Stock upon the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $6,900,000, $690,000 and $6,210,000, respectively. See "Underwriting."

                            ------------------------

    The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and to certain other conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment therefor at the offices of Capital West Securities, Inc. ("Capital West"), Oklahoma City, Oklahoma, on or about
            , 1997.

                            ------------------------


                         CAPITAL WEST SECURITIES, INC.


               THE DATE OF THIS PROSPECTUS IS             , 1997.

                            ------------------------

    The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by an independent public accounting firm and with quarterly reports for the first three quarters of each year containing unaudited financial information.
                            ------------------------


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE OR PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."

                            ------------------------

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS: (I) ASSUMES AN INITIAL OFFERING PRICE OF $5.00 PER SHARE; (II) REFLECTS A 2-FOR-1 STOCK SPLIT OF THE COMPANY'S COMMON STOCK; (III) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED; AND (IV) ASSUMES THE FILING OF AN AMENDED AND RESTATED ARTICLES OF INCORPORATION. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS REGARDING THE COMPANY'S BUSINESS AND PROSPECTS THAT ARE BASED UPON NUMEROUS ASSUMPTIONS ABOUT FUTURE CONDITIONS WHICH MAY ULTIMATELY PROVE TO BE INACCURATE AND ACTUAL EVENTS AND RESULTS MAY MATERIALLY DIFFER FROM ANTICIPATED RESULTS DESCRIBED IN SUCH STATEMENTS. THE COMPANY'S ABILITY TO ACHIEVE SUCH RESULTS IS SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, SUCH AS THOSE INHERENT GENERALLY IN THE RETAIL PHARMACY AND HOME HEALTHCARE INDUSTRIES, THE IMPACT OF COMPETITION AND PRICING, CHANGING MARKET CONDITIONS, THE RISKS DETAILED IN THE SECTIONS ENTITLED "RISK FACTORS" AND "LEGAL PROCEEDINGS," AND OTHER RISKS DETAILED THROUGHOUT THIS PROSPECTUS. THESE FORWARD-LOOKING STATEMENTS REPRESENT THE COMPANY'S JUDGMENT AS OF THE DATE OF THE FILING OF THIS PROSPECTUS. THE COMPANY DISCLAIMS, HOWEVER, ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS.

                                  THE COMPANY


    The Company owns and operates a chain of 14 retail pharmacies, nine of which are located in Texas, two in Virginia, and one each in New Mexico, Oklahoma and Wisconsin. According to the April 28, 1997 issue of CHAIN DRUG REVIEW, the Company is among the top 100 retail pharmacy chains in the United States based on store count and dollar volume of sales. The Company plans to acquire between eight and 12 pharmacies annually in each of 1997, 1998 and 1999. In March 1997, the Company consummated the purchase of three pharmacies located in Mineola, Mt. Vernon and McKinney, Texas (the "Vista Stores").



    The Company began operating in February 1994 for the purpose of acquiring and consolidating under the HORIZON Pharmacies, Inc. name, high volume, free-standing full-service retail pharmacies primarily located in communities having populations of fewer than 50,000 persons. The Company believes that its success is primarily due to its philosophy of retaining the individual, time-proven customer service characteristics of the stores it acquires, while enabling such stores to offer complete and competitively priced inventories to their small town customers through enhanced technology and the consolidation and management of such stores as a chain.



    Currently, the Company's primary source of revenue is the sale of prescription drugs. During 1996, sales of prescription drugs generated 80% of the Company's net sales. Management expects the Company's prescription drug business to continue to increase as a result of the demographic trends toward an aging population and the continued development of new pharmaceutical products. However, the Company anticipates that prescription sales will continue to decrease as a percentage of the Company's overall sales and gross margins as the Company continues to expand its home healthcare and other non-pharmaceutical sales and services which have historically provided higher margins.


    In addition to prescription drugs and services, the Company's retail pharmacies offer a broad range of over-the-counter medications, supplies and equipment, health and beauty aids, cosmetics, gifts, greeting cards, convenience foods, cameras, photo supplies and processing services and other general merchandise. Some stores incorporate special features such as drive-through windows and free home delivery for customer convenience, optical departments, fax, copying and package delivery services and soda fountains. In addition, the Company's Farmington, New Mexico store sells and leases under the name HORIZON Home Care durable medical equipment ("DME") and offers home healthcare services including, but not limited to, intravenous ("IV") infusion services and home oxygen therapy. The Company intends to expand such products and services to other stores in which attractive market opportunities exist.

    The Company's business strategy is: (i) to expand by continuing to acquire small chains and independent pharmacies primarily in communities having populations of fewer than 50,000 persons; (ii) to improve profitability for each store in its chain; and (iii) to expand home healthcare and other non-pharmaceutical sales and services to certain of its other stores. In implementing its business strategy, the Company intends to maintain competitive pricing and a high level of customer service and convenience, continue to control costs and take advantage of the available economies of scale, improve the stores' use of technology and focus on management procedures and policies and employee training. The Company also plans to acquire and consolidate the inventory and pharmacy files of certain retail pharmacies in its existing market areas to increase sales volumes of existing stores in that market, while managing the overhead expense for those operations in a cost-effective manner. Stores which are acquired by the Company will not be remodeled to fit a standardized format, but will, to the extent practicable, be permitted to retain their individual layouts, locations and management styles.

    As part of its marketing strategy, the Company plans to convert between one and five of its existing stores into "healthcare centers" similar to that currently operated by its store located in Farmington, New Mexico. Each such center will offer home healthcare services and may lease to an unaffiliated third party owner-operator a small clinic staffed by a physician's assistant or nurse practitioner located adjacent to the store's traditional retail pharmacy operations. The Company intends for such healthcare centers to offer customers "one-stop shopping" at competitive prices for basic medical and home healthcare services. The Company believes that providing such home healthcare and basic medical services adjacent to its retail pharmacies will result in increased sales and profits for such stores.

    The Company was incorporated under the laws of the State of Texas on August 31, 1992 and began operations under the name HORIZON Pharmacies, Inc. in February 1994. The Company's principal office is located at 275 W. Princeton Drive, Princeton, Texas 75407, and its telephone number is (972) 736-2424.

                                  THE OFFERING


Common Stock offered by the
  Company.........................  1,200,000 shares

Shares of Common Stock to be
  outstanding after the
  Offering........................  2,282,424 shares(1)

Use of Proceeds...................  To repay certain existing indebtedness, acquire additional retail pharmacies and/or the inventory and
                                    pharmacy files of other retail pharmacies, make a
                                    distribution to existing shareholders and for working
                                    capital and general corporate purposes.

American Stock Exchange Symbol....  HZP (proposed)


------------------------

(1) Excludes 246,242 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option Plan (the "Option Plan"). See
    "Management--Stock Option Plan" and "Description of Securities."

                                  RISK FACTORS

    Investment in the Common Stock offered hereby involves a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

                     SUMMARY--FINANCIAL AND OPERATING DATA

    The following table sets forth historical and pro forma financial information of the Company. The historical information is derived from the audited financial statements of the Company for each of the two years in the period ended December 31, 1996 and from the unaudited financial statements of the Company for the three months ended March 31, 1996 and 1997, appearing elsewhere in this prospectus, and from the audited financial statements of the Company for the period from February 28, 1994 to December 31, 1994, not presented herein. The following financial information should be read in conjunction with such Financial Statements including the Notes thereto. See "Selected Financial Information," "Pro Forma Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                      YEARS ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                  PERIOD FROM     ---------------------------------  ----------------------------------
                                  FEBRUARY 28,
                                      1994             HISTORICAL                          HISTORICAL
                                TO DECEMBER 31,   ---------------------  PRO FORMA   ----------------------  PRO FORMA
                                    1994(1)         1995        1996      1996(2)       1996        1997      1997(2)
                                ----------------  ---------  ----------  ----------  ----------  ----------  ----------
                                                      (IN THOUSANDS, EXCEPT SHARE AND STORE DATA)
STATEMENT OF INCOME DATA:
  Net Sales...................     $    1,671     $   6,270  $   13,136  $   22,133  $    2,367  $    5,113  $    5,892
  Gross Profit................            595         1,898       4,194       6,686         763       1,654       1,841
  Income from operations......            169           279         551       1,024         151         274         322
  Interest expense............             16           110         253         227          43          54          28
  Income before pro forma
    provision for income
    taxes.....................            154           176         302         801         110         221         294
  Pro forma provision for
    income taxes..............             54            61         106         278          38          77         104
  Pro forma net income........            100           115         196         523          72         144         190
  Pro forma net income per
    common share..............           0.19          0.12        0.18        0.23        0.07        0.13        0.08
  Shares used in
    computation...............        539,258       957,733   1,074,246   2,274,246   1,058,000   1,142,424   2,342,424

BALANCE SHEET DATA:
  Working capital.............     $      600     $   1,029  $    1,563  $    4,518  $      897  $    1,057  $    5,658
  Total assets................          1,268         3,545       6,589       9,518       3,868       8,350      11,411
  Long-term obligations.......            346           930       1,467       1,367         716       1,338       1,238
  Total liabilities...........            576         2,266       4,839       4,412       2,539       6,454       5,028
  Shareholders' equity........            692         1,279       1,750       5,106       1,329       1,896       6,383

NUMBER OF STORES AT END OF
  PERIOD......................              3             7          11          14           7          14          14


------------------------

(1) The Company was organized August 31, 1992 but had no operations until February 28, 1994.

(2) See "Pro Forma Combined Financial Data" for information regarding the pro forma adjustments made to the Company's historical financial data.

                                  RISK FACTORS

    An investment in the securities being offered hereby involves substantial risk. Prospective investors should carefully consider the following factors in addition to the other information set forth in this prospectus.


    DEPENDENCE ON ACQUISITIONS FOR GROWTH. The Company has grown rapidly in recent periods and intends to continue to pursue an aggressive growth strategy. The Company's growth strategy depends upon its ability to continue to acquire, consolidate and operate existing free-standing pharmacies on a profitable basis. During 1996, the Company acquired four pharmacies and three pharmacies were acquired during the first quarter of 1997. By the end of 1997, the Company plans to acquire an additional five to nine stores and have in operation a total of approximately 20 stores. However, no assurance can be given that the Company will be able to find attractive acquisition candidates, consummate additional acquisitions or that it will successfully integrate, convert or operate any acquired business. In the event that the Company makes acquisitions, there can be no assurance that any such acquisition expenses will not have a material adverse effect upon the Company's operating results, particularly during the period in which such operations are being integrated into the Company. Furthermore, the Company's ability to make acquisitions may depend upon its ability to obtain financing. There can be no assurance that the Company will be able to obtain financing or, if available, that such financing will be on acceptable terms. The Company continually reviews acquisition proposals and is currently engaged in discussions with third parties with respect to possible acquisitions; however, the Company has no agreement or commitments with respect to any potential acquisition. The Company will compete for acquisition candidates with buyers who have greater financial and other resources than the Company and may be able to pay higher acquisition prices than the Company. To the extent the Company is unable to acquire suitable retail pharmacies, or to integrate such acquisitions successfully, its ability to expand its business would be reduced significantly. See "--Possible Need for Additional Capital," "--Substantial Indebtedness" and "Business--Expansion Strategy."


    SALES TO THIRD-PARTY PAYORS. A growing percentage of the Company's prescription drug volume has been accounted for by sales to customers who are covered by third-party payment programs. Third-party reimbursement accounted for approximately 52% of the Company's prescription sales in 1996, 46% in 1995 and 36% in 1994. It is anticipated that prescription sales to third-party payors, in terms of both dollar volume and as a percentage of total prescription sales, will continue to increase in the first quarter of 1997 and the Company expects this trend to continue. Although contracts with third-party payors may increase the volume of prescription sales and gross profits, third-party payors typically negotiate lower prescription prices than those of non third-party payors. Accordingly, there has been downward pressure on gross profit margins on sales of prescription drugs which is expected to continue in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--The Retail Pharmacy Industry."

    RELIANCE ON MEDICARE AND MEDICAID REIMBURSEMENTS. Substantially all of the Company's home healthcare revenues are attributable to third-party payors, including Medicare and Medicaid, private insurers, managed care plans and HMOs. The amounts received from government programs and private third-party payors are dependent upon the specific benefits included under the program or the patient's insurance policies. Like other medical service providers, the Company is subject to lengthy reimbursement delays as a result of third-party payment procedures. Any substantial delays in reimbursement could adversely affect the Company's business, financial condition, cash flows and results of operations. Accordingly, management of accounts receivable through effective billing and reimbursement procedures is critical to the Company's results of operations.


    Because alternate site healthcare is generally less costly to third-party payors than hospital-based care, alternate site healthcare providers have generally benefited from cost containment initiatives aimed at reducing the costs of medical care. However, as the alternate site market becomes a larger percentage of the total healthcare market, cost containment initiatives aimed at reducing the costs of delivering services at non-hospital sites are increasing and may adversely affect the profitability of alternate site healthcare providers. A significant reduction in the coverage or payment rates of third-party payors, or from patients enrolled in the Medicare or Medicaid programs, would have a material adverse effect on the Company's revenues and profitability. The level of revenues and profitability of the Company, like those of other healthcare companies, are affected by the continuing efforts of third-party payors to contain or reduce the costs of healthcare by lowering reimbursement rates, increasing case management review of services and negotiating reduced contract pricing.

    Government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and governmental funding restrictions, all of which may materially increase or decrease the rate of program payments to the Company for its services. In addition to being subject to frequent changes in Federal and state laws governing Medicare and Medicaid coverage and reimbursement policies, the Company is subject to governmental audit of the reimbursements it receives under the Medicare and Medicaid programs. Any significant audit adjustment could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

    Payment reform for post-acute care services is a top Medicare priority. The U.S. Department of Health and Human Services ("HHS") is studying, among other things, the feasibility of changing the Medicare reimbursement system for home healthcare from cost reimbursement to prospective payment (i.e., a fixed fee for services rendered per episode of illness). The impact of such a change, if implemented, on the Company's results of operations cannot be predicted at this time and will depend, to a large extent, on the reimbursement methodology ultimately established. The U.S. Congress and President Clinton have each proposed significant reductions in Medicare and Medicaid spending in connection with efforts to balance the budget of the United States. Although the Company cannot predict whether these or other Federal or state cost containment proposals will be adopted, the adoption of any such proposals could have an adverse effect on the Company's business, financial condition, cash flows and results of operations as it expands its home healthcare services. See "Business--Home Healthcare Services."

    EXPANSION. The Company's expansion will require the implementation and integration of enhanced operational and financial systems and additional management, operational and financial resources. Failure to implement and integrate these systems and add these resources could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth. While the Company experienced growth in net sales and net income in 1995 and 1996, there can be no assurance that the Company will continue to experience growth in, or maintain the present level of, net sales or net earnings. See "Business--Expansion Strategy."

    GOVERNMENT REGULATION AND HEALTHCARE REFORM. The Company's pharmacists and pharmacies are required to be licensed by the appropriate state boards of pharmacy. The Company's pharmacies are also registered with the Federal Drug Enforcement Administration. Under the Omnibus Budget Reconciliation Act of 1990, the Company's pharmacists are required to offer counseling to customers covered by Medicaid about the medication, dosage, delivery system, common side effects and other information deemed significant by the pharmacists.

    The Company relies on prescription drug sales for a significant portion of its revenues and profits, and prescription drug sales represent a significant segment of the Company's business. These revenues are affected by changes within the healthcare industry, including changes in programs providing for reimbursement of the cost of prescription drugs by third-party payment plans, such as government and private plans, and regulatory changes relating to the approval process for prescription drugs. In recent years a number of healthcare reform proposals have been introduced or proposed by Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. The proposals ranged from the Clinton Administration's comprehensive healthcare reform proposal that would have restructured the financing and delivery of healthcare services through a combination of managed competition and mandated employer coverage of employees to less comprehensive proposals that would have required private health insurance to be "portable" and eliminated coverage limitations for pre-existing health conditions. No proposal was adopted by either house of Congress. The Company anticipates that additional healthcare reform proposals may continue to be introduced by Congress. It is difficult to predict whether any proposal will be adopted or the effect on the Company of any proposal that does become law. A number of states in which the Company has operations have either adopted or are considering healthcare reform proposals at the state level. These state reform laws have, in many cases, not been fully implemented. See "Business--Government Regulation and Healthcare Reform."


    In addition, the Company may be affected by any significant healthcare legislative proposals enacted in the state of Texas. Currently, the Texas legislature is considering a proposal which would reduce Medicaid reimbursements to Texas pharmacies by 5% in anticipation of a Federal reduction in Medicaid pharmacy payments. While any such reductions would affect the Company's Medicaid reimbursements, management believes that the Company's overall revenues and profitability will not be materially adversely affected, although there can be no assurance that revenues or profitability will not be affected by any such legislation. See "Business--Government Regulation and Healthcare Reform."


    REGULATION OF HOME HEALTHCARE SERVICES. The Company's Farmington, New Mexico store currently offers home healthcare services under the name HORIZON Home Care, and the Company expects to offer such services from certain of its other stores. The Company's home healthcare business is subject to extensive Federal and state regulation. Federal regulation covers, among other things, Medicare and Medicaid billing and reimbursement, reporting requirements, certification standards for certain home health agencies and other types of healthcare providers, limitations on ownership and other financial relationships between a provider and its referral sources and approval by the Food and Drug Administration ("FDA") of the safety and efficacy of pharmaceuticals and medical devices. In addition, the requirements that the Company must satisfy to conduct its businesses vary from state to state. The Company believes that its operations comply with applicable Federal and state laws and regulations in all material respects. However, changes in the law or new interpretations of existing laws can have a material effect on permissible activities of the Company, the relative costs associated with doing business and the amount of reimbursement for the Company's products and services paid by government and other third-party payors.

    Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. Although Congress has failed to pass comprehensive healthcare reform legislation, the Company anticipates that Congress and state legislatures will continue to review and assess alternative healthcare delivery and payment systems and may in the future propose and adopt legislation effecting fundamental changes in the healthcare delivery system. Legislative debate is expected to continue in the future. The Company cannot predict the ultimate timing, scope or effect of any legislation concerning healthcare reform. Any proposed Federal legislation, if adopted, could result in significant changes in the availability, delivery, pricing and payment for healthcare services and products, including alternate site healthcare. Various state agencies also have undertaken or are considering significant healthcare reform initiatives. Although it is not possible to predict whether any healthcare reform legislation will be adopted or, if adopted, the exact manner and the extent to which the Company will be affected, it is likely that the Company will be affected in some fashion, and there can be no assurance that any healthcare reform legislation, if and when adopted, will not have a material adverse effect on the Company's business, financial condition, cash flows or results of operations.

    Certain of the Company's facilities are subject to state licensure laws. Federal laws require certain of the Company's facilities to comply with rules applicable to controlled substances. These rules include an obligation to register with the Drug Enforcement Administration of the United States Department of

Justice and to meet certain requirements concerning security, record keeping, inventory controls, prescription and order forms and labeling. The Company's pharmacists, nurses, and certain of its radiology equipment also are subject to state licensing requirements. The Company believes that it is in compliance with all applicable licensure requirements.

    MALPRACTICE LIABILITY. The provision of home healthcare services entails an inherent risk of claims of medical and professional malpractice liability. The Company may be named as a defendant in such malpractice lawsuits, and is subject to the attendant risk of substantial damage awards. While the Company believes it has adequate professional and medical malpractice liability insurance coverage, there can be no assurance that a future claim or claims will not be successful or if successful will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms. See "Business."


    COMPETITION. The Company's business is highly competitive. In each of its markets, the Company competes with one or more national retail pharmacy chains (including Eckerd's and CVS), regional retail pharmacy chains, local retail pharmacy chains, independent retail pharmacies, deep discount retail pharmacies (including Walgreen's), supermarkets (including Kroger's and Brookshire's), discount department stores (including Wal-Mart and K-Mart), mass merchandisers and other retail stores and mail order operations. Most of these competitors have financial resources that are substantially greater than those of the Company. Competition among retail pharmacies generally takes the form of price competition, store location, product selection and customer service.


    The Company has not yet implemented its plan to expand its home healthcare services through its stores, but as such plan is implemented, the Company's stores offering home healthcare services will compete with other larger providers of home healthcare services including chain operations and independent single unit stores which are more established in that market. The market for home healthcare services is highly competitive. Many of the Company's existing and potential competitors have substantially greater financial, marketing and personnel resources than the Company and have established generally greater name recognition in the home healthcare industry. Most of the Company's competitors also offer more extensive home healthcare services than the Company. There can be no assurance the Company will be able to successfully compete with its competitors in the home healthcare industry. See "Business-- Competition."


    GEOGRAPHIC CONCENTRATION. Currently, nine of the Company's 14 retail pharmacies are located in Texas, and other retail pharmacies located in Texas may be acquired by the Company. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the Texas economy. Although the Texas economy was heavily dependent upon commodity-based industries such as oil and gas and agriculture during the 1980s, the Texas economy has, during the 1990s, become more closely correlated to the national economy. While retail sales in the state of Texas have been consistent with the generally favorable national economy during the past five years, there can be no assurance that this trend will continue or that retail spending will not decline in the future.


    SUBSTANTIAL INDEBTEDNESS. In connection with the Company's acquisition of retail pharmacies, the Company has incurred substantial debt. At March 31, 1997, the Company had long-term obligations (including current maturities) of $1,716,649, notes payable of $2,128,642 (including $948,642 debt incurred in connection with the acquisition of the Vista Stores) and accounts payable of $1,664,186, a substantial portion of which is payable under a 30-day credit arrangement with its primary supplier. While the Company intends to use a portion of the proceeds from this Offering to satisfy $1,475,000 of its notes payable and $100,000 of its long-term obligations, the Company may incur additional indebtedness in the future in connection with its planned acquisition of additional stores. In addition, the Company's ability to make cash payments to satisfy its substantial indebtedness will depend upon its future operating performance, which is subject to a number of factors including prevailing economic conditions and financial, business and other factors beyond the Company's control. Based on the Company's ability to generate cash flow from operating activities, management believes that the Company will have the funds necessary to meet the principal and interest payments on its debt as they become due and to operate and expand its business. However, there can be no assurance that the Company will be able to do so. If the Company is unable to generate sufficient earnings and cash flow to meet its obligations with respect to its outstanding indebtedness, refinancing of certain of these debt obligations or disposition of certain assets may be required. In the event debt refinancing is required, there can be no assurance that the Company can effect such refinancing on satisfactory terms. Although the Company is current in its payments to its lenders, it is in breach of several covenants under a loan agreement covering certain demand notes, including a covenant prohibiting payment of dividends or distributions to shareholders. The referenced loan agreement covers certain notes payable totaling $1,180,000 at March 31, 1997 and such outstanding amounts will be repaid with the proceeds of this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Use of Proceeds."


    POSSIBLE NEED FOR ADDITIONAL CAPITAL. Although the Company believes that the proceeds from this Offering combined with operating revenues will be adequate to satisfy its capital requirements for at least 12 months following the termination of the Offering, circumstances, including the acquisition of additional stores, may require the Company to obtain long or short-term financing to realize certain business opportunities. No assurance can be made that such financing will be obtained. See "--Substantial Indebtedness," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    RELIANCE ON SINGLE SUPPLIER. The Company currently purchases approximately 83.6% of its inventory from Bergen Brunswig Drug Co. ("Bergen Brunswig"). Bergen Brunswig also provides the Company with order entry machines, shelf labels and other supplies used in connection with the Company's purchase and sale of such inventory. The Company believes that the wholesale pharmaceutical and non-pharmaceutical distribution industry is highly competitive because of the consolidation of the retail pharmacy industry and the practice of certain large retail pharmacy chains to purchase directly from product manufacturers. Accordingly, the Company believes that it could obtain its inventory through another similar distributor at competitive prices and upon competitive payment terms in the event its relationship with Bergen Brunswig was terminated. See "Business--Purchasing and Distribution."

    DEPENDENCE ON KEY PERSONNEL. The Company's future success will be highly dependent on the continued efforts of Rick D. McCord, R.Ph., President and Chief Operating Officer; Sy S. Shahid, Executive Vice President and Secretary; and David W. Frauhiger, Chief Financial Officer and Treasurer. The Company has employment agreements with Messrs. McCord, Shahid and Frauhiger, and owns key man life insurance policies on each such individual. Notwithstanding the foregoing, the loss of the services of one or more of such key personnel could have a material adverse effect upon the Company's results of operations.

    The Company's success is also dependent upon its ability to attract and retain experienced retail managers, pharmacists, and employees skilled in home healthcare services, and the ability of the Company's personnel to manage the Company's growth and integrate its operations. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

    POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY. The Company expects to experience fluctuations in future quarterly operating results that may be caused by many factors, including the number and timing of store acquisitions, additional and existing competition, marketing programs, weather, special or unusual events and national, regional and local economic conditions that may affect retailers in general. Any concentration of acquisitions near the end of a quarter could have an adverse effect on the financial results for that quarter and could, in certain circumstances, lead to fluctuations in quarterly financial results. Furthermore, the retail pharmacy business is somewhat seasonal, with the highest net sales and net income levels historically occurring during the fourth and following first quarters of each year (which include the holiday selling season). The Company's results of operations depend significantly upon the net sales generated during the first and fourth quarters, and any decrease in net sales for such periods could have a material adverse effect upon the Company's profitability. As a result, the Company believes that period-to-period comparisons of its results of operations are not and will not necessarily be meaningful, and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONTROL BY MANAGEMENT. The Company's executive officers and directors and their respective affiliates will beneficially own an aggregate of approximately 32% of the Company's outstanding shares of Common Stock after the Offering (approximately 30% if the Underwriters' over-allotment option is exercised in full). Such shareholders, if voting together, may, as a practical matter, have sufficient voting power to elect the board of directors of the Company (the "Board of Directors"), exercise significant control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matters submitted to the shareholders for approval, such as any amendment to the Company's articles of incorporation (the "Articles of Incorporation"), any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions and prevent or cause a change in control of the Company, all of which may adversely affect the market price of the Common Stock. See "Principal Shareholders."

    POSSIBLE ISSUANCES OF PREFERRED STOCK. The Company's Articles of Incorporation authorize the Board of Directors, without shareholder approval, to issue up to 1,000,000 shares of preferred stock, $.01 per share par value (the "Preferred Stock"). The number of shares of each series and the designations, powers, preferences, qualifications, limitations or restrictions of each series shall be determined by the Board of Directors. The possible effects of such issuances include the grant of voting rights to holders of Preferred Stock superior to that of the holders of Common Stock, the grant of preferences in the payment of dividends and upon liquidation of the Company in favor of the holders of Preferred Stock, and the conferral of conversion rights which entitle the holders of Preferred Stock to convert their shares into Common Stock, thereby resulting in possible future dilution to the holders of Common Stock. The issuance of the Preferred Stock could have the effect of delaying or preventing a change in control of the Company. See "Description of Securities--Preferred Stock."

    ANTI-TAKEOVER PROVISIONS. Certain provisions of the Texas Business Corporation Act (the "Texas Act") may delay, discourage or prevent a change in control of the Company. Such provisions may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of Common Stock. In addition, the Board of Directors has the authority without action by the Company's shareholders to fix the rights, privileges and preferences of and to issue shares of the Company's Preferred Stock which may have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Securities--Preferred Stock."


    In addition to the authorization of Preferred Stock, the Company's Articles of Incorporation and Bylaws include several other provisions which may have the effect of inhibiting a change of control of the Company. These include the division of the Board of Directors into three classes serving staggered three year terms (which could delay or prevent shareholders from effecting a change of control of the Company), no shareholder action by written consent and advance notice requirements for shareholder proposals and director nominations. The provisions may discourage a party from making a tender offer for or otherwise attempting to obtain control of the Company. The Board of Directors does not currently have any plans, arrangements, commitments or understandings to issue any Preferred Stock.


    SUBSTANTIAL DILUTION. On the basis of an assumed offering price of $5.00 per share, this Offering involves an immediate dilution of approximately $2.79 per share of Common Stock (approximately 56% of the offering price per share) between the offering price per share and the pro forma net tangible book value per share of the Common Stock immediately after the completion of this Offering. See "Dilution."

    BENEFITS OF THE OFFERING TO CURRENT SHAREHOLDERS. The Company's current shareholders will benefit from the Offering, principally through the creation of a public market for the Common Stock and the potential unrealized gains in the value of the Common Stock held by them. Based upon the difference between the initial public offering price of $5.00 per share and the average price per share of $1.64 paid by such current shareholders, the current shareholders will have potential unrealized gains of $3.36 per share, or an aggregate of $3,636,945. See "Dilution." In addition, current shareholders will receive a cumulative distribution of $300,000 out of the proceeds of this Offering. See "Dividend Policy" and "Use of Proceeds."


    LIMITED UNDERWRITING EXPERIENCE. Capital West, one of the Underwriters, was first registered as a broker-dealer in May 1995 and has participated in six public equity offerings as an underwriter, acting as a manager or co-manager in three of those offerings. Prospective purchasers of the securities offered hereby should consider this limited experience in evaluating this Offering. See "Underwriting."



    ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock. The Company has applied for listing of the Common Stock on the American Stock Exchange under the trading symbol "HZP." There can be no assurance, however, that an active public market will develop for the Common Stock. The initial public offering price was determined solely through negotiations among the Company and representatives of the Underwriters based on several factors, and may not be indicative of the market price for the Common Stock after the completion of the Offering. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company and the present state of the Company's development. See "Underwriting."



    Moreover, the trading price of the Company's Common Stock could be subject to fluctuations in response to quarterly variations in results of operations, announcements of new services or products by the Company or its competitors, changes in financial estimates by securities analysts and other events or factors. See "Business." Recent history relating to the market prices of other newly public companies indicates that the market price of the Company's Common Stock following the Offering may be highly volatile. At various times, the stock market has experienced volatility that has particularly affected the market prices for stock of particular industry groups, such as retail-oriented companies, often without regard to a particular company's operating results.


    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of shares of Common Stock by the Company or its existing shareholders, or the perception that such sales may occur, could adversely affect the market price of the Common Stock. Upon completion of the Offering, 2,282,424 shares of Common Stock will be outstanding (2,462,424 shares outstanding assuming exercise of the Underwriters' over-allotment option in full). Additionally, the Company may in the future issue significant amounts of Common and/or Preferred Stock to finance acquisition and development activities. Of the outstanding shares, the 1,200,000 shares (1,380,000 shares assuming the Underwriters' over-allotment option is exercised in full) sold in the Offering, and 753,994 shares held by existing shareholders, will be tradeable without restriction by persons other than "affiliates" of the Company. The remaining 328,430 shares of Common Stock to be outstanding after the Offering are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144 promulgated under the Securities Act.

    The directors and executive officers of the Company collectively will hold 741,352 shares (the "Affiliate Shares"), or approximately 32%, of the outstanding shares of Common Stock after the Offering. Such individuals have agreed not to, directly or indirectly, offer, sell, assign, transfer, encumber, pledge, contract to sell, grant an option to purchase or otherwise dispose of any Common Stock for a period of

24 months after the date of this prospectus without the prior written consent of the Underwriters. Upon expiration of the 24-month lockup period, the Affiliate Shares will be eligible for immediate resale without restriction under the Securities Act, subject, in certain cases, to certain volume, timing and other requirements of Rule 144 promulgated under the Securities Act. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."


    DIVIDEND POLICY. The Company has previously made cash distributions to its shareholders and intends to distribute $300,000 to its existing shareholders out of the proceeds of this Offering. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy." Approximately 45% of the intended distribution of $300,000 of the proceeds of this Offering is being paid to mitigate such shareholders' expected state and Federal income taxes payable in connection with the Company's S corporation status from January 1, 1997 to the date of the termination of such status.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 1,200,000 shares of Common Stock being offered hereby are estimated to be approximately $5,000,000 (approximately $5,783,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial offering price of $5.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses. The Company expects to use the net proceeds (assuming no exercise of the Underwriters' over-allotment option) approximately as follows:



                                                                          APPROXIMATE
                                                         APPROXIMATE     PERCENTAGE OF
USE                                                     DOLLAR AMOUNT    NET PROCEEDS
------------------------------------------------------  --------------  ---------------
Repayment of certain existing indebtedness............    $1,575,000           31.5%
Acquisitions..........................................     2,375,000           47.5%
Working capital and general corporate purposes........       750,000           15.0%
Distribution to existing shareholders.................       300,000            6.0%
                                                        --------------        -----
Total.................................................    $5,000,000          100.0%
                                                        --------------        -----
                                                        --------------        -----


    The Company plans to use approximately $1.15 million of the net proceeds to repay the principal amount expected to be outstanding at the close of this Offering under the Company's credit agreement with Bergen Brunswig (the "Bergen Brunswig Loan"). The proceeds of the Bergen Brunswig Loan were used primarily for the Company's acquisitions of six retail pharmacies located in Farmington, New Mexico; McLoud, Oklahoma; Cleburne, Texas; Covington and Marion, Virginia; and Tomah, Wisconsin. The Bergen Brunswig Loan bears interest at 2% above the prime rate announced from time to time by two banks. As of March 31, 1997, the effective interest rate on the Bergen Brunswig Loan was 10.5%. In addition, $325,000 will be paid to retire a portion of the debt incurred in connection with the Company's acquisition of the Vista Stores in March 1997, which bears interest at the rate of 8.5% and matures December 25, 1997, and $100,000 will be paid to retire certain debt incurred in connection with the redemption of the Common Stock held by a former shareholder.


    The Company will use approximately $2.4 million of the net proceeds of the Offering and may, in the future, incur additional debt, in connection with the acquisition of additional stores. The Company continually reviews acquisition proposals and is currently engaged in discussions with third parties with respect to possible acquisitions; however, the Company has no current agreements or commitments with respect to any potential acquisition.


    The Company will distribute $300,000 of the net proceeds to its existing shareholders. Approximately 45% of such distribution is intended to mitigate such shareholders' 1997 state and Federal tax liabilities accruing as a result of the Company's S corporation status from January 1, 1997 to the date such status will be terminated.

    Any remaining net proceeds are to be used for working capital and other general corporate purposes. Pending application of the proceeds described above, the net proceeds of the Offering will be invested in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY


    The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company intends to retain earnings in order to provide funds for use in the operation and expansion of its business. Notwithstanding the Company's future intentions respecting the payment of dividends, a distribution of $300,000 will be made from the proceeds of this Offering to the Company's shareholders. Approximately 45% of such distribution is being paid for the purpose of mitigating the state and Federal income tax liability expected to be incurred by such shareholders in connection with the Company's S corporation status from January 1, 1997 until the date of the termination of such status. See "Use of Proceeds."



    The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on the Company's earnings, its capital requirements, restrictions imposed by lenders and financial condition, and other relevant factors.


                                    DILUTION

    At March 31, 1997, net tangible book value of the Company's Common Stock was approximately $489,000, or $.45 per share. Net tangible book value per share of Common Stock is defined as total tangible assets of the Company less total liabilities, divided by the total number of shares of Common Stock outstanding. The consummation of this Offering will result in a pro forma net tangible book value of $2.21 per share which will represent an immediate dilution of $2.79 per share to new investors purchasing shares of Common Stock in this Offering, assuming an initial public offering price of $5.00 per share.

    The following table summarizes the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing shareholders and new investors purchasing shares in this Offering:


                                                      SHARES PURCHASED       TOTAL CONSIDERATION
                                                    ---------------------  -----------------------   AVERAGE PRICE
                                                      NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                                    ----------  ---------  ------------  ---------  ---------------
Existing shareholders (cash)......................   1,082,424      47.4%  $  1,771,127      22.8%     $    1.64
New investors.....................................   1,200,000      52.6%     6,000,000      77.2%          5.00
                                                    ----------  ---------  ------------  ---------
Total.............................................   2,282,424     100.0%  $  7,771,127     100.0%     $    3.40
                                                    ----------  ---------  ------------  ---------
                                                    ----------  ---------  ------------  ---------

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at March 31, 1997 and as adjusted to give effect to the sale of the 1,200,000 shares of Common Stock offered hereby at an assumed per-share price of $5.00 and the application of the estimated net proceeds as described under "Use of Proceeds." This table should be read in conjunction with "Use of Proceeds," "Pro Forma Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes appearing elsewhere in this prospectus.



                                                                                             MARCH 31, 1997
                                                                                      ----------------------------
                                                                                         ACTUAL     AS ADJUSTED(3)
                                                                                      ------------  --------------
Notes Payable.......................................................................  $  2,128,642   $    653,642
Long-term obligations, including current portion....................................     1,716,649      1,616,649
Shareholders' Equity:
  Common Stock; $.01 par value, 14,000,000 shares authorized; 1,082,424 shares
    issued and outstanding; 2,282,424 shares as adjusted(1)(2)......................        10,824         22,824
  Preferred Stock; $.01 par value, 1,000,000 shares authorized, no shares issued and
    outstanding, actual or adjusted.................................................       --             --
  Additional paid-in capital........................................................     1,760,303      6,360,303
  Retained Earnings.................................................................       124,474        --
                                                                                      ------------  --------------
  Total shareholders' equity........................................................     1,895,601      6,383,127
                                                                                      ------------  --------------
Total Capitalization................................................................  $  5,740,892   $  8,653,418
                                                                                      ------------  --------------
                                                                                      ------------  --------------


------------------------


(1) Excludes shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option Plan, estimated at 246,242. See
    "Management--1997 Stock Option Plan" and "Description of Securities."



(2) Reflects a 2-for-1 stock split for shares of Common Stock.



(3) The as adjusted amounts consider the effect of the Offering and the expected application of its net proceeds.

                         SELECTED FINANCIAL INFORMATION


    The following table sets forth the historical operating results and selected balance sheet data of the Company since beginning operations in February 1994 as an S corporation. The historical information has been adjusted to provide pro forma charges for income taxes as explained below. The information should be read in conjunction with the historical financial statements and the Pro Forma Combined Financial Data included elsewhere in this prospectus.


                                                         PERIOD FROM      YEAR ENDED DECEMBER     THREE MONTHS ENDED
                                                         FEBRUARY 28,             31,                 MARCH 31,
                                                       1994 TO DECEMBER  ---------------------  ----------------------
                                                         31, 1994(1)       1995        1996        1996        1997
                                                       ----------------  ---------  ----------  ----------  ----------
                                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA:
NET SALES:
  Prescription drugs.................................     $    1,387     $   5,235  $   10,515  $    1,989  $    4,060
  Other..............................................            284         1,035       2,621         378       1,053
                                                             -------     ---------  ----------  ----------  ----------
Total net sales......................................          1,671         6,270      13,136       2,367       5,113
COST OF SALES:
  Prescription drugs.................................            902         3,595       7,310       1,321       2,810
  Other..............................................            174           777       1,632         283         649
                                                             -------     ---------  ----------  ----------  ----------
Total cost of sales..................................          1,076         4,372       8,942       1,604       3,459
                                                             -------     ---------  ----------  ----------  ----------
Gross profit.........................................            595         1,898       4,194         763       1,654
Selling, general and administrative expenses.........            396         1,519       3,471         580       1,322
Depreciation and amortization........................             30           100         172          32          58
                                                             -------     ---------  ----------  ----------  ----------
Income from operations...............................            169           279         551         151         274
Interest expense and other, net......................             15           103         249          41          53
                                                             -------     ---------  ----------  ----------  ----------
Income before income taxes(2)........................            154           176         302         110         221
Pro forma provision for income taxes(2)..............             54            61         106          38          77
                                                             -------     ---------  ----------  ----------  ----------
Pro forma net income(2)..............................     $      100     $     115  $      196  $       72  $      144
                                                             -------     ---------  ----------  ----------  ----------
                                                             -------     ---------  ----------  ----------  ----------
Pro forma net income per share(2)....................     $     0.19     $    0.12  $     0.18  $     0.07  $     0.13
Shares used in computation...........................        539,258       957,733   1,074,246   1,058,000   1,142,424


BALANCE SHEET DATA:


                                                                           DECEMBER 31,
                                                                  -------------------------------
                                                                    1994       1995       1996     MARCH 31, 1997
                                                                  ---------  ---------  ---------  ---------------
                                                                          (IN THOUSANDS)
Working capital.................................................  $     600  $   1,029  $   1,563     $   1,057
Total assets....................................................      1,268      3,545      6,589         8,350
Long-term obligations...........................................        346        930      1,467         1,338
Total liabilities...............................................        576      2,266      4,839         6,454
Shareholders' equity............................................        692      1,279      1,750         1,896

------------------------


(1) The Company was organized August 31, 1992 but had no operations until February 28, 1994.



(2) The Company is organized as an S corporation and has not historically included charges for income taxes. The pro forma provisions for income taxes are based on a rate of 35% applied to income before income taxes in each of the periods presented.

                       PRO FORMA COMBINED FINANCIAL DATA



    The following unaudited Pro Forma Combined Condensed Statements of Income for the year ended December 31, 1996 and the three months ended March 31, 1997 reflect the historical results of operations of the Company, adjusted to give effect to the acquisition of the Farmington, New Mexico store (the "Farmington Store") in April 1996 and the Vista Stores in March 1997 as though such stores were acquired January 1, 1996 and to give pro forma effect to the Offering as though it occurred January 1, 1996.



    The Pro Forma Combined Condensed Balance Sheet as of March 31, 1997 reflects the historical financial position of the Company as of that date adjusted to give pro forma effect to the Offering as if it had occurred as of March 31, 1997.



    The pro forma adjustments are based upon available information and assumptions that management of the Company believes are reasonable and fairly reflect all expenses associated with the acquired businesses. The Pro Forma Combined Financial Data do not purport to represent the financial position or results of operations which would have occurred had such transactions been consummated on the dates indicated or the Company's financial position or results of operations for any future date or period. These Pro Forma Combined Condensed Financial Statements and notes thereto should be read in conjunction with the historical financial statements and notes included elsewhere herein.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               HISTORICAL
                                                            ------------------------------------------------
                                                                                    FARMINGTON      OTHER
                                                                           VISTA       STORE       STORES       PRO FORMA
                                                              COMPANY     STORES     (NOTE A)     (NOTE A)     ADJUSTMENTS
                                                            -----------  ---------  -----------  -----------  -------------
Net sales.................................................   $  13,136   $   4,229   $   1,247    $   3,521
Costs and expenses:
  Cost of sales...........................................       8,942       3,021         826        2,658
  Depreciation and amortization...........................         172          10           8       --         $     (18)(1)
                                                                                                                      (48)(1)
  Selling, general and administrative.....................       3,471         785         299          790            97(3)
                                                            -----------  ---------  -----------  -----------        -----
Total costs and expenses..................................      12,585       3,816       1,133        3,448           127
                                                            -----------  ---------  -----------  -----------        -----
Income from operations....................................         551         413         114           73          (127)
Interest expense and other, net...........................         249      --          --           --               142(2)
                                                            -----------  ---------  -----------  -----------        -----
Income before income taxes................................         302         413         114           73          (269)
Pro forma provision for income taxes (Note B).............         106         145          40           26           (95)(4)
                                                            -----------  ---------  -----------  -----------        -----
Pro forma net income (Note B).............................   $     196   $     268   $      74    $      47     $    (174)
                                                            -----------  ---------  -----------  -----------        -----
                                                            -----------  ---------  -----------  -----------        -----
Pro forma net income per share (Note B)...................
Shares used in computation................................


                                                                           PRO FORMA
                                                             PRO FORMA    ADJUSTMENTS
                                                                FOR         FOR THE
                                                            ACQUISITIONS    OFFERING      PRO FORMA
                                                            -----------  --------------  ------------
Net sales.................................................   $  22,133                   $     22,133
Costs and expenses:
  Cost of sales...........................................      15,447                         15,447
  Depreciation and amortization...........................         220                            220

  Selling, general and administrative.....................       5,442                          5,442
                                                            -----------       -----      ------------
Total costs and expenses..................................      21,109                         21,109
                                                            -----------       -----      ------------
Income from operations....................................       1,024                          1,024
Interest expense and other, net...........................         391    $    (168)(6)           223
                                                            -----------       -----      ------------
Income before income taxes................................         633          168               801
Pro forma provision for income taxes (Note B).............         222           56(7)            278
                                                            -----------       -----      ------------
Pro forma net income (Note B).............................   $     411    $     112      $        523
                                                            -----------       -----      ------------
                                                            -----------       -----      ------------
Pro forma net income per share (Note B)...................                               $       0.23
                                                                                         ------------
                                                                                         ------------
Shares used in computation................................                                  2,274,246
                                                                                         ------------
                                                                                         ------------

------------------------


Note A: The Farmington Store was acquired by the Company April 27, 1996. The amounts shown for the Farmington Store are for the period January 1, 1996 to April 26, 1996. Additionally, the Company acquired three other stores in 1996 (one in July 1996 and two in November 1996). The historical results of these stores are included for the months in 1996 prior to their respective acquisition.



Note B: The adjustments do not include a provision (non-recurring) for deferred income taxes, resulting from a change in S corporation status, related to the tax effect of cumulative differences in financial and tax bases of net assets of approximately $131,000 ($.06 per share) at January 1, 1996.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME



                       THREE MONTHS ENDED MARCH 31, 1997
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                 HISTORICAL                                          PRO FORMA
                                          ------------------------                                  ADJUSTMENTS
                                                          VISTA       PRO FORMA     PRO FORMA FOR     FOR THE
                                            COMPANY     STORES(A)    ADJUSTMENTS    ACQUISITIONS      OFFERING     PRO FORMA
                                          -----------  -----------  --------------  -------------  --------------  ----------
Net sales...............................   $   5,113    $     779                     $   5,892                    $    5,892
Costs and expenses:
  Cost of sales.........................       3,459          592                         4,051                         4,051
  Depreciation and amortization.........          58            3    $      (3)(1)           64                            64
                                                                             6(1)
  Selling, general and administrative...       1,322          133         --              1,455                         1,455
                                          -----------       -----          ---           ------           ---      ----------
Total costs and expenses................       4,839          728            3            5,570                         5,570
                                          -----------       -----          ---           ------           ---      ----------
Income from operations..................         274           51           (3)             322                           322
Interest expense and other, net.........          53       --               14(2)            67     $     (39)(6)          28
Income before income taxes..............         221           51          (17)             255            39             294
Pro forma provision for income taxes
  (Note B)..............................          77           19           (6)(4)           90            14(7)          104
                                          -----------       -----          ---           ------           ---      ----------
Pro forma net income (Note B)...........   $     144    $      32    $     (11)       $     165     $      25      $      190
                                          -----------       -----          ---           ------           ---      ----------
                                          -----------       -----          ---           ------           ---      ----------
Pro forma net income per share (Note
  B)....................................                                                                           $      .08
                                                                                                                   ----------
                                                                                                                   ----------
Shares used in computation..............                                                                            2,342,424


------------------------


Note A: The Vista Stores were acquired by the Company March 6 and 7, 1997. The amounts shown for the Vista Stores are for the period January 1, 1997 to February 28, 1997.



Note B: The adjustments do not include a provision (non-recurring) for deferred income taxes, resulting from a change in S corporation status, related to the tax effect of cumulative differences in financial and tax bases of net assets of approximately $149,000 ($.06 per share) at January 1, 1997.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET



                                 MARCH 31, 1997



                                 (IN THOUSANDS)


                                     ASSETS


                                                                                            PRO FORMA
                                                                                           ADJUSTMENTS
                                                                                             FOR THE
                                                                              HISTORICAL     OFFERING     PRO FORMA
                                                                              -----------  ------------  -----------
Current assets:
  Cash......................................................................   $     110   $   3,125(5)   $   3,235
  Accounts receivable.......................................................       2,051                      2,051
  Inventories...............................................................       3,986                      3,986
  Prepaid expenses..........................................................          27                         27
                                                                              -----------  ------------  -----------
Total current assets........................................................       6,174       3,125          9,299
Deferred offering costs.....................................................          64         (64)(5)
Property and equipment, net.................................................         770                        770
Intangibles, net............................................................       1,342                      1,342
                                                                              -----------  ------------  -----------
Total assets................................................................   $   8,350   $   3,061      $  11,411
                                                                              -----------  ------------  -----------
                                                                              -----------  ------------  -----------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Bank overdraft............................................................   $     730                  $     730
  Accounts payable..........................................................       1,664                      1,664
  Accrued liabilities.......................................................         214                        214
  Notes payable.............................................................       2,129   $  (1,475)(5)        654
  Current portion of long-term obligations..................................         379                        379
                                                                              -----------  ------------  -----------
Total current liabilities...................................................       5,116      (1,475)         3,641

Deferred income taxes.......................................................      --             149(8)         149
Long-term obligations.......................................................       1,338        (100)(5)      1,238

Shareholders' equity:
  Common stock..............................................................          11          12(5)          23
  Additional paid-in capital................................................       1,760       4,924(5)
                                                                                                (324)(9)      6,360
  Retained earnings.........................................................         125        (149)(8)
                                                                                                (300)(5)
                                                                                                 324(9)      --
                                                                              -----------  ------------  -----------
Total shareholders' equity..................................................       1,896       4,487          6,383
                                                                              -----------  ------------  -----------
Total liabilities and shareholders' equity..................................   $   8,350   $   3,061      $  11,411
                                                                              -----------  ------------  -----------
                                                                              -----------  ------------  -----------

                 ADJUSTMENTS TO PRO FORMA FINANCIAL STATEMENTS



ACQUISITIONS OF STORES:



(1) Adjust depreciation and amortization of acquired equipment and intangibles to reflect new basis in acquired stores:



Eliminate historical depreciation of Vista and Farmington stores:
  Year ended December 31, 1996....................................  $  18,000
                                                                    ---------
                                                                    ---------
  Three months ended March 31, 1997...............................  $   3,000
                                                                    ---------
                                                                    ---------
Provide depreciation and amortization on acquired bases in
  equipment and intangibles:
  Equipment--7 year life--purchase price allocated:
    Vista stores..................................................  $  60,000
    Farmington store..............................................  $  75,000
    Other stores..................................................  $  10,000
  Intangibles--5 to 20 year life--purchase price allocated:
    Vista stores..................................................  $ 390,000
    Farmington store..............................................  $ 125,000
    Other stores..................................................  $  40,000
Year ended December 31, 1996:
  Depreciation of equipment--
    Vista stores..................................................  $   9,000
    Farmington store..............................................      2,000
    Other stores..................................................      1,000
  Amortization of intangibles--
    Vista stores..................................................     30,000
    Farmington store..............................................      2,000
    Other stores..................................................      4,000
                                                                    ---------
      Total.......................................................  $  48,000
                                                                    ---------
                                                                    ---------
Three months ended March 31, 1997:
  Vista stores
    Depreciation of equipment.....................................  $   1,000
    Amortization of intangibles...................................      5,000
                                                                    ---------
      Total.......................................................  $   6,000
                                                                    ---------
                                                                    ---------



(2) Provide for interest expense on debt issued in acquisitions:



                                                                                 INTEREST
                                                                         ------------------------
ACQUISITIONS                                                    DEBT        RATE      ADJUSTMENTS
-----------------------------------------------------------  ----------  -----------  -----------
Vista stores...............................................  $  999,000        8.6%    $  86,000
Farmington store...........................................  $  662,000          9%       17,000
Other stores...............................................  $  601,000       10.3%       39,000
                                                                                      -----------
Year ended December 31, 1996...............................                            $ 142,000
                                                                                      -----------
                                                                                      -----------
Three months ended March 31, 1997:
  (Vista stores)...........................................                            $  14,000
                                                                                      -----------
                                                                                      -----------

(3) Record additional compensation expense related to management personnel (two persons) converted from part-time to full-time positions to supervise stores acquired in 1996 and 1997:



Annualized salary and bonus for 1996............................  $ 180,000
Actual compensation for 1996 (part-time employment basis).......    (83,000)
                                                                  ---------
                                                                  $  97,000
                                                                  ---------
                                                                  ---------



(4) Adjust pro forma income taxes (at a rate of 35%) for acquisition adjustments:



Year ended December 31, 1996....................................  $  95,000
                                                                  ---------
                                                                  ---------
Three months ended March 31, 1997...............................  $   6,000
                                                                  ---------
                                                                  ---------



THE OFFERING:



(5) Record the issuance of 1,200,000 shares of Common Stock of the Company in connection with this Offering and the payment of debt and distributions to existing shareholders from the proceeds:



Estimated Offering proceeds.....................................  $6,000,000
Estimated expenses of Offering..................................  1,000,000
Estimated net proceeds of Offering..............................  5,000,000
Repayment of existing indebtedness..............................  1,575,000
Distributions to existing shareholders..........................    300,000
                                                                  ---------
Estimated net cash proceeds.....................................  $3,125,000
                                                                  ---------
                                                                  ---------



(6) Reduce interest expense including pro forma amounts related to acquisitions related to repayment of debt of $1,575,000 including $1,150,000 notes payable, at prime + 2%; $325,000 note payable, at 8.5% and $100,000 note payable, at prime + 4%:



Year ended December 31, 1996....................................  $ 168,000
                                                                  ---------
                                                                  ---------
Three months ended March 31, 1997...............................  $  39,000
                                                                  ---------
                                                                  ---------



(7) Record income tax effects (at a rate of 35%) of adjustments:



Year ended December 31, 1996....................................  $  56,000
                                                                  ---------
                                                                  ---------
Three months ended March 31, 1997...............................  $  14,000
                                                                  ---------
                                                                  ---------



(8) Record deferred income taxes on cumulative differences in financial and tax bases of net assets at date of change from S corporation status as a result of the Offering assuming change of tax status at March 31, 1997:


                                                                  $ 149,000
                                                                  ---------
                                                                  ---------


(9) Reclassify net accumulated deficit, after the Offering, as paid in capital as a result of termination of Subchapter S election:



                                                                  $ 324,000
                                                                  ---------
                                                                  ---------

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW


    The Company's principal business strategy since commencing operations in 1994 has been to establish a chain of retail pharmacies through the acquisition of free-standing full-line retail pharmacies. In evaluating a retail pharmacy for potential acquisition, the Company (i) evaluates the target store's profits and losses for preceding years; (ii) reviews the store's tax returns for preceding years; (iii) reviews computer-generated prescription reports showing historical information including prescriptions sold, average price of each prescription, gross margins and trends in prescription sales; (iv) analyzes the store's location and competition in the immediate area; (v) reviews the store's lease agreement, if any; and (vi) assesses targeted areas for growth patterns and trends. Based on the Company's analysis of the foregoing items, the Company prepares an offer to purchase the particular store. To assess the reasonableness of the purchase price offered by a seller, the Company considers the anticipated rate of return, payback period, and the availability and terms of seller financing, it being generally desired that 50% of the purchase price be seller-financed with the balance split between cash and other consideration such as Company stock.


    In each of 1994, 1995 and 1996 the Company acquired three, four and four retail pharmacies, respectively. These acquisitions are the principal influence on the Company's results of operations and financial condition. The primary measurement of the effect of acquisitions on the Company's operating performance is the number of store operating months, which is the number of months all stores were owned by the Company during the relevant measuring period. Acquisitions are expected to continue as the most significant factor in the Company's growth strategy.

    Currently, the Company's primary source of revenue is the sale of prescription drugs. During 1996, sales of prescription drugs generated 80.0% of the Company's net sales; in the first quarter of 1997, prescription drugs generated 79.4% of sales. Management expects the Company's prescription drug business to continue to increase on an annual basis as a result of the demographic trends towards an aging population and the continued development of new pharmaceutical products. However, the Company anticipates that such sales will decrease as a percentage of the Company's overall sales and gross margins as the Company expands its home healthcare and other non-pharmaceutical sales and services which have historically generated higher margins.

    The Company's sales and profits are higher during peak holiday periods and from Christmas through Easter. Sales of health-related products peak during seasonal outbreaks of cough and cold/flu viruses, which typically occur during the winter and spring. Accordingly, sales and profits are typically highest in the fourth quarter and the first quarter of the ensuing year.

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationship of certain income statement data:

                                                                      YEAR ENDED DECEMBER    THREE MONTHS ENDED
                                                                              31,                MARCH 31,
                                                                      --------------------  --------------------
                                                                        1995       1996       1996       1997
                                                                      ---------  ---------  ---------  ---------
INCOME STATEMENT DATA
  Prescription drugs................................................       83.5%      80.0%      84.0%      79.4%
  Other.............................................................       16.5%      20.0%      16.0%      20.6%
                                                                      ---------  ---------  ---------  ---------
    Total net sales.................................................      100.0%     100.0%     100.0%     100.0%
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
COSTS AND EXPENSES:
  Cost of sales--prescription drugs(1)..............................       68.7%      69.5%      66.4%      69.2%
  Cost of sales--other(2)...........................................       75.1%      62.3%      74.9%      61.7%
  Selling, general and administrative expenses(3)...................       24.2%      26.4%      24.5%      25.9%
  Depreciation and amortization(3)..................................        1.6%       1.3%       1.4%       1.1%
  Interest expense(3)...............................................        1.8%       1.9%       1.8%       1.0%
PRO FORMA NET INCOME(3)(4)..........................................        1.8%       1.5%       3.0%       2.8%

------------------------

(1) As a percentage of prescription drug sales.

(2) As a percentage of other sales.

(3) As a percentage of total net sales.

(4) After pro forma provisions for income taxes.


    The Company's historical operating results include the operating results of the Vista Stores after these acquisitions in March 1997. In connection with the acquisition of the Vista Stores, the Company acquired certain accounts receivable, supplies, furniture, fixtures and equipment, as well as intangible assets including pharmacy files and goodwill. In consideration for the purchase of such assets the Company paid $100,000 (proceeds from a note payable to a shareholder) and executed a promissory note in the amount of $898,642 payable in varying installments until December 25, 1997 and bearing interest at 8.5% per year. Historically, the Vista Stores have had positive operating results, recognizing net sales of $4,229,000 in 1996 and pro forma net income in 1996 of $268,000. The Company expects that the Vista Stores will increase the Company's income from operations, however, the extent to which the Vista Stores may contribute is uncertain and there can be no assurance that such stores will actually operate at a profit.



    Intangible assets, including but not limited to goodwill, pharmacy files and non-compete covenants, have historically represented a substantial portion of the Company's acquisition costs. Such assets are generally amortized over a period of not more than 20 years. Accordingly, the amortization of intangible assets is not expected to have a significant effect on the Company's future results of operations.


NET SALES

    The Company's total net sales increased $2,746,667 or 116%, to $5,113,247 in the first quarter of 1997 compared to $2,366,580 in the first quarter of 1996. The increase was attributable primarily to the increase in store operating months from 21 in the first quarter of 1996 to 36 in the first quarter of 1997. Total net sales increased by $6,866,738 or 110%, to $13,136,319 in 1996, from $6,269,581 in 1995. The increase was attributable primarily to the increase in store operating months from 58 in 1995 to 101 in 1996.

    Net sales of prescription drugs increased by $5,280,107, or 101% to $10,515,353 for 1996 compared to $5,235,246 for 1995 and by $2,071,832, or 104%
to $4,060,266 for the first quarter of 1997 compared to $1,988,434 in the first quarter of 1996. Third-party reimbursed sales accounted for approximately 52% of the Company's total prescription sales in 1996, as compared to 46% in 1995. Higher reimbursement sales have typically resulted in a decrease in gross margins due to the lower prices negotiated by third party payors. This decrease has been more than offset, however, by the Company's efforts to manage inventory levels and by purchasing efforts, resulting in a slight margin percentage increase in 1996 as well as in the first quarter of 1997.

    The following tables show the Company's prescription drug gross margins and total sales margins for 1995, 1996 and the first quarters of 1996 and 1997:

                                             GROSS MARGINS ON             GROSS MARGINS ON
                                          PRESCRIPTION DRUG SALES            TOTAL SALES
                                        ---------------------------  ---------------------------
YEAR                                       AMOUNT      PERCENTAGE       AMOUNT      PERCENTAGE
--------------------------------------  ------------  -------------  ------------  -------------
1996..................................  $  3,205,973         30.5%   $  4,194,614         31.9%
1995..................................     1,639,956         31.3%      1,897,774         30.3%


                                             GROSS MARGINS ON             GROSS MARGINS ON
                                          PRESCRIPTION DRUG SALES            TOTAL SALES
                                        ---------------------------  ---------------------------
FIRST QUARTER                              AMOUNT      PERCENTAGE       AMOUNT      PERCENTAGE
--------------------------------------  ------------  -------------  ------------  -------------
1997..................................  $  1,251,008         30.8%   $  1,654,743         32.4%
1996..................................       668,152         33.6%        763,068         32.2%

    Sales of prescription drugs decreased from 83.5% of total sales for 1995 to 80.0% of total sales for 1996 and from 84.0% of total sales for the first quarter of 1996 to 79.4% for the first quarter of 1997. The Company expects that prescription drug sales will continue to decrease as a percentage of total sales as the Company expands its home healthcare and other non-pharmaceutical sales and services, whose gross margins exceed those of pharmaceutical sales.


    Same store sales, which includes only the first three stores acquired by the Company, decreased from $3,344,552 in 1995 to $3,265,627 in 1996. Management believes the decrease is not representative of Company-wide sales because of the small size of the comparison sample and the three stores subject to the comparison are among the smallest stores in the Company's chain. Same store sales for the Company's first seven stores increased from $2,366,580 in the first quarter of 1996 to $2,558,755 in the first quarter of 1997. Management believes that this 8.12% increase is primarily the result of increased advertising and promotions as well as an enhanced product mix.


COSTS AND EXPENSES

    Cost of sales increased $4,569,898 or 105%, to $8,941,705 in 1996 as compared to $4,371,807 in 1995. For the first quarter of 1997, the cost of sales increased $1,854,992, or 116%, to $3,458,504 as compared to $1,603,512 in the first quarter of 1996. These increases are primarily the result of increased sales volume due to the increased number of store operating months for the respective periods. Cost of total sales as a percentage of total sales decreased 1.6% from 1995 to 1996 and .2% for the first quarter of 1997 from the first quarter of 1996. These decreases are primarily the result of more favorable pricing terms from the Company's primary wholesaler, as well as management's continual monitoring and adjusting of pricing.

    The increase of selling, general and administrative expenses from $1,519,439 in 1995 to $3,471,370 in 1996 and from $580,035 in the first quarter of 1996 to $1,322,381 in the first quarter of 1997 are principally due to increased store count and resulting increased store operating months. Such expenses, expressed as a percentage of net sales, were 26.4% and 24.2% for 1996 and 1995, and 25.9% and 24.5% for the first quarters of 1997 and 1996, respectively. These percentage increases in expense were primarily due to increases in payroll associated with the recruiting and hiring of personnel and costs associated with the acquisition of the Company's corporate office building in 1996. Salary and bonus expenses will increase as a result of the execution of the Employment Agreements between the Company and Messrs. Frauhiger,

Herr, McCord, Mueller and Shahid, and Ms. Papaneri, respectively. The Company expects that such increases in salary and bonus costs will be offset by the expected increase in revenues associated with the Company's planned acquisition of additional retail pharmacy stores.

    Interest expense was $252,767 in 1996 compared to $109,828 in 1995 and $53,531 in the first quarter of 1997 compared to $42,660 in the first quarter of 1996. The increase in interest expense resulted primarily from the increase in the Company's indebtedness associated with the Company's acquisition of four stores and its corporate office building in 1996 and higher interest rates.

    Because the Company has historically operated as an S Corporation, it has not heretofore incurred any income taxes. As a result of the termination of its S Corporation election in connection with this Offering, the Company will be a taxpaying entity, and will be subject to the payment of taxes on all non-exempt income at applicable Federal and state income tax rates.

EARNINGS

    Pro forma net income for 1996 rose to $196,353 from $114,629 in 1995, and continued to increase from $71,515 in the first quarter of 1996 to $143,528 in the first quarter of 1997. Because the Company has maintained S corporation status since 1994, no income taxes have been included in the determination of historical net income.

LIQUIDITY AND CAPITAL RESOURCES

    Cash flow provided by operating activities was $49,456 in 1996 and $287,519 in 1995. Although earnings have increased, less cash was provided by operations largely due to increases in accounts receivable resulting from store acquisitions. Typically, cash provided by operations is adequate to supply working capital, and contribute to investing activities. External sources of cash are used mainly to help finance store acquisitions. The Company believes that the operating needs to be incurred in connection with its capital expansion program, including growth in accounts receivable and inventory, will be funded by cash flow from operations supplemented by the approximately $750,000 of the proceeds from the Offering designated for working capital.

    The Company will have available approximately $2,375,000 from the proceeds of the Offering which will be used to support an aggressive store acquisition program. The Company believes that based on prior acquisitions, the average acquisition cost per store will be approximately $500,000 to $700,000 based on such variables as store sales and profits. Management believes it will be able to obtain seller financing for approximately 50% of the cost of each such acquisition.


    In addition to the expansion capital expected to be available from the proceeds of the Offering, the Company has had discussions with Plano Bank and Trust, Plano, Texas with regard to a $2,000,000 credit facility which would be provided to the Company upon completion of the Offering. Although the terms of the proposed credit facility have not yet been negotiated, nor approved by Plano Bank and Trust, such terms may include restrictive covenants such as financial ratio requirements with which the Company would have to comply to maintain the credit facility. No funds have been borrowed under this credit facility. In the event the Company does not obtain the credit facility, the Company will modify or reduce its acquisition schedule. While management does not expect that the failure to obtain the credit facility would adversely affect the Company's cash flow, there can be no assurance that cash flow would not be affected.


    Based on the foregoing and with the expected $2,375,000 of Offering proceeds available for acquisitions, the Company expects to be able to meet its current expansion schedule without additional borrowings assuming the contemplated seller financing is available.

    Management expects that the proceeds generated from the Offering will be sufficient to support the ongoing acquisition activities of the business for approximately 12 to 18 months, although there can be no assurance that such proceeds will be adequate to support the Company's acquisitions during such period.

The Company expects to fund ongoing acquisitions after 1997 with proceeds from this Offering, income from current operations, seller financing of acquisitions and possible future equity offerings.

    In addition, management expects to convert, during the next 12 to 18 months, between two and three of its existing stores to "healthcare centers." Management expects to incur a minimum of $20,000 to $40,000 in conversion costs per store. The costs of such conversion are expected to be funded from operations.

IMPACT OF INFLATION AND CHANGING PRICES

    Though not significant, inflation continues to cause increases in product, occupancy and operating expenses, as well as the cost of acquiring capital assets. The effect of higher costs is minimized by achieving operating efficiencies and passing vendor price increases along to the consumers.

                                    BUSINESS

GENERAL

    The Company owns and operates a chain of 14 retail pharmacies (including the three Vista Stores acquired in March 1997), nine of which are located in Texas, two in Virginia, and one each in New Mexico, Oklahoma and Wisconsin. According to the April 28, 1997 issue of CHAIN DRUG REVIEW, the Company is among the top 100 retail pharmacy chains in the United States based on store count and dollar volume of sales. The Company plans to acquire between eight and 12 pharmacies annually in each of 1997, 1998 and 1999.


    The Company was formed by Messrs. Frauhiger, Herr, McCord and Shahid who each were employed by True Quality Pharmacies, Inc. ("True Quality") at the time of the Company's formation. Mr. McCord also served on the Board of Directors of True Quality prior to the Company's formation. Although for a period of time following their departure from True Quality Messrs. Frauhiger, Herr, McCord and Shahid continued as part-time employees of True Quality as a means of easing the transition for their successors, and the Company has acquired three pharmacies from True Quality, there is no continuing business relationship between True Quality and the Company or its management.



    The Company began operating in February 1994 for the purpose of acquiring and consolidating under the HORIZON Pharmacies, Inc. name, high volume, free-standing full-service retail pharmacies primarily located in communities having populations of fewer than 50,000 persons. The primary sources of the Company's acquisitions are retiring pharmacists, small chains and the Federal Trade Commission ("FTC"). The Company believes that its success is primarily due to its philosophy of retaining the individual, time-proven customer service characteristics of the stores it acquires, while enabling such stores to offer complete and competitively priced inventories to their small town customers through enhanced technology and the consolidation and management of such stores as a chain. Furthermore, the Company believes that communities of this size offer more competitive rent and labor costs.



    In addition to prescription drugs and services, the Company's retail pharmacies offer a broad range of over-the-counter medications, supplies and equipment, health and beauty aids, cosmetics, gifts, greeting cards, convenience foods, cameras, photo supplies and processing services and other general merchandise. Some stores incorporate special features such as drive-through windows and free home delivery for customer convenience, optical departments, fax, copying and package delivery services and soda fountains. In addition, the Company's Farmington, New Mexico store sells and leases DME, IV infusion and home oxygen therapy, and offers home healthcare services under the name HORIZON Home Care. The Company intends to expand such services to certain of its other stores and in April 1997 formed a wholly-owned subsidiary named HORIZON Home Care, Inc.


    The Company also plans to acquire and consolidate the inventory and pharmacy files of certain retail pharmacies in its existing market areas to increase sales volume in existing stores in a cost-effective manner. Stores which are acquired by the Company will not be remodeled to fit a standardized format, but will, to the extent practicable, be permitted to retain their individual layouts, locations and management styles.

    As part of its marketing strategy, the Company plans to convert between one and five of its existing stores into "healthcare centers" similar to that currently operated by its store located in Farmington, New Mexico. Each such center will offer home healthcare services and may lease to an unaffiliated third party owner-operator a small clinic staffed by a physician's assistant or nurse practitioner located adjacent to the store's traditional retail pharmacy operations. The Company intends for such healthcare centers to offer customers "one-stop shopping" at competitive prices for basic medical and home healthcare services. The Company believes that providing such home healthcare and basic medical services adjacent to its retail pharmacies will result in increased sales and profits for such stores.

    The Company was incorporated under the laws of the State of Texas on August 31, 1992 and began operations under the name HORIZON Pharmacies, Inc. in February 1994. The Company's principal office is located at 275 W. Princeton Drive, Princeton, Texas 75407, and its telephone number is (972) 736-2424.

THE RETAIL PHARMACY INDUSTRY

    Prescription and over-the-counter medications have traditionally been sold by independent retail pharmacies as well as conventional retail pharmacy chains, and purchased by consumers with cash or credit cards. The retail pharmacy industry has recently undergone significant changes as a result of the following important trends: (i) the increase in third-party reimbursement for prescription drugs; (ii) the consolidation within the retail pharmacy industry; (iii) the aging of the United States population; and (iv) the increase in competition from non-traditional retailers of prescription and over-the-counter drugs.

    During the last several years, a growing percentage of prescription drug volume throughout the industry has been accounted for by sales to customers who are covered by third-party reimbursement plans. According to the 1995 NARD--Lilly Digest, in 1994, third-party reimbursement represented approximately 56% of total prescription drug sales in the United States, an increase of 4% over the previous year. In a typical third-party reimbursement plan, the retail pharmacy has a contract with a third-party payor, such as an insurance company, HMO, PPO, other managed care provider, government agency or private employer, which agrees to pay for part or all of a customer's eligible prescription purchases. Although these third-party payors often account for a high volume of prescription sales, such sales typically generate lower gross margins than non third-party payor sales due principally to the highly competitive nature of this business and recent efforts by third-party payors to contain costs.

    As a result of the economies of scale from which larger retail chains benefit as well as the trend toward third-party reimbursement, the number of independent retail pharmacies and smaller retail pharmacy chains has decreased as many of such retailers have been acquired by larger retail pharmacy chains or gone out of business. This trend is expected to continue because larger chains are better positioned to handle the increased third-party payor sales, purchase inventory on more advantageous terms and achieve other economies of scale with respect to their marketing, advertising, distribution and other expenditures. The Company believes that the number of independent retail pharmacies and smaller retail pharmacy chains remaining in operation may provide significant acquisition opportunities for larger retail pharmacy chains, such as the Company.


    In 1996, retail pharmacy chains and independent retail pharmacies represented approximately 39% and 27%, respectively, of all retail prescription sales in the United States. In response to a number of factors, including the aging population of the United States, mass merchants (including discounters and deep discounters), supermarkets, combination food and retail pharmacies, mail order distributors, hospitals, HMOs and other managed care providers have entered the prescription industry. Supermarkets, including combination food and retail pharmacies, and mass merchants each represented approximately 11% of all prescription sales in the United States in 1995. Although the Company currently faces increased competition from these retailers, industry studies show that consumers in the over-65 age group tend to make purchases at traditional retail pharmacies, such as HORIZON Pharmacy stores, and maintain strong store loyalty.

HORIZON PHARMACIES

    As of May 29, 1997, the Company operated 14 stores. The following table summarizes the number of stores operated by the Company and the year in which each respective store was acquired by the Company.

STORE LOCATIONS                                               YEAR ACQUIRED
-----------------------------------------------------------  ---------------
Winnsboro, Texas                                                  1994
Princeton, Texas**                                                1994
Cuero, Texas                                                      1994
Bonham, Texas                                                     1995
Uvalde, Texas                                                     1995
Cleburne, Texas                                                   1995
McLoud, Oklahoma                                                  1995
Farmington, New Mexico*                                           1996
Tomah, Wisconsin                                                  1996
Marion, Virginia                                                  1996
Covington, Virginia                                               1996
Mineola, Texas                                                    1997
Mt. Vernon, Texas                                                 1997
McKinney, Texas                                                   1997

------------------------


 *  Indicates home healthcare services offered.



** Indicates the Company has submitted an application for home healthcare license.


BUSINESS STRATEGY

    The Company's business strategy is to continue to expand through acquisitions and to increase individual store profitability. In implementing its business strategy, the Company intends to continue cost-control programs, continue and improve employee training, negotiate increases in vendor rebates, maintain a high level of customer service and convenience, increase sales in each department in each store and maintain competitive pricing. To mitigate the effect of third-party reimbursement on pharmaceutical sales, the Company also plans to expand its home healthcare and non-pharmaceutical sales and services.

    CUSTOMER SERVICE AND CONVENIENCE. The Company believes that customer service and convenience are critical in positioning itself as an alternative to mass merchandisers, supermarkets and other large format retailing channels. The Company will continue to emphasize service and convenience through pharmacy support services, home healthcare services, store location and design, drive through pick-up and home delivery, merchandising programs and operating hours geared to the needs of the particular market.

    The Company offers a high level of professional pharmacy services, which the Company believes provides added value to its customers. The Company operates a computer software program which enables each of the Company's stores to provide to each prescription drug customer a printout which advises the customer of the specific dosages, drug interactions and side effects of his or her prescription medicine. See "--Merchandising and Marketing."


    The Company will continue to arrange and merchandise its stores to provide modern, well-identified stores, which are easily accessible to customers. The Company's stores range in size from approximately 3,600 to 12,000 square feet and are located primarily in neighborhood strip shopping centers or free standing locations in communities having populations of fewer than 50,000 persons. The Company's stores are typically open Monday through Saturday from 8:00 a.m. until 6:00 p.m. and certain stores are open from 11:00 a.m. to 5:00 p.m. on Sunday.

    COMPETITIVE PRICING. While the Company believes that it competes primarily on the basis of customer service and convenience, price is also an important factor. The Company's policy is to price its prescription drug products competitively. The Company believes that this policy has enhanced its competitive position with retail pharmacies and other shopping formats.

    COST CONTROLS. The Company's continued commitment to control costs and maintain its competitive position in the marketplace focuses on decreasing expenses without decreasing the level of services provided in its stores. The Company continues to actively evaluate and pursue additional cost savings, such as inventory control and computerized point of sale information, which can be obtained without affecting the Company's customer service, quality or sales growth potential. There can be no assurance, however, that any additional cost reductions will be realized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EXPANSION STRATEGY


    The Company intends to continue to expand its business by acquiring smaller retail pharmacy chains and independent retail pharmacies primarily located in communities having populations of fewer than 50,000 persons. In identifying retail pharmacies for potential acquisition, the Company evaluates a number of demographic considerations, including the size, growth pattern and per capita income of the population, as well as the competitive environment and the accessibility of a proposed site to the customer. The Company also evaluates the respective store's historical financial performance, focusing on stores having annual sales volumes between $1,500,000 and $5,000,000. The Company has also acquired two retail pharmacy stores from the FTC and will continue to evaluate the purchase of other stores which may be offered for sale by the FTC. As part of its regulatory function, the FTC occasionally mandates the divestiture of certain retail pharmacies, generally in connection with its approval of a merger or acquisition of two companies which each own a group of pharmacies.


    The Company's goal for the next three years is to acquire between eight and 12 new retail pharmacies in each of 1997, 1998 and 1999. The Company intends to use a portion of the proceeds of this Offering and cash flow from operations to finance the cash costs of this growth, although borrowings may also be available to finance such growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

PRODUCTS AND SERVICES

    PHARMACY. The primary focus of the Company is the sale of prescription and over-the-counter drugs. During 1996, the Company filled approximately 500,000 prescriptions, and sales of prescription drugs generated approximately 80% of the Company's net sales.


    The Company believes that it is well positioned to take advantage of certain demographic trends, including the aging of the United States population. Nine of the Company's retail pharmacies are located in Texas, one of the top three states experiencing the greatest migrations of persons over age 65. The Company also believes that it is capable of meeting the needs of the increasing volume of third-party prescription sales and is aggressively marketing itself to third-party payors. See "Government Regulation and Healthcare Reform" and "Third-Party Reimbursement."


    The Company believes that new prescription drugs and drug therapies provide an opportunity for increased demand for prescription drugs. In addition, the FDA is approving an increasing number of prescription products for sale over the counter. Prescription drugs which are approved for over-the-counter distribution have historically shown significantly increased sales.

    NONPHARMACEUTICAL MERCHANDISE. HORIZON Pharmacy stores sell a wide variety of nonpharmaceutical merchandise, including gifts, over-the-counter drugs, health and beauty aids, greeting cards and numerous other convenience products. The Company's stores offer a broad assortment of popular national brand over-the-counter drugs and other products related to dental care, foot care, vitamins and nutritional supplements, feminine hygiene, family planning and baby care. The Company's stores provide a helpful environment in which consumers can obtain product information from professional pharmacists, knowledgeable sales employees and store managers or from literature available throughout the store.

    Each of the Company's stores also offers an assortment of popular brand name cosmetics, fragrances and other beauty products. A wide selection of gifts, greeting cards, gift wrap, bows and novelties are also offered. Assorted convenience products including candy, food, tobacco products, books and magazines, household products, seasonal merchandise and toys are also offered.


    Certain of the Company's stores also offer camera and photo accessories, photo processing, small electronics, batteries and audio and video tapes.


HOME HEALTHCARE SERVICES


    The Company's Farmington, New Mexico store is currently licensed and offers under the name HORIZON Home Care certain home healthcare services. In April 1997, the Company formed HORIZON Home Care, Inc. as its wholly-owned subsidiary. The Company has applied for a home healthcare services license for its Princeton, Texas store and anticipates receiving such license within the next 90 to 180 days. The home healthcare services offered by the Company's Farmington store currently include: (i) respiratory therapy; (ii) DME; (iii) patient services, including nursing and para-professional services; and (iv) infusion therapy. The Company provides patients with a variety of services and related products, many of which are essential to the proper implementation of a physician's treatment plan.


    RESPIRATORY THERAPY. The Company provides home respiratory services to patients with a variety of conditions, including chronic obstructive pulmonary disease (e.g., emphysema, chronic bronchitis and asthma), cystic fibrosis and neurologically-related respiratory conditions. The Company contracts with respiratory care professionals to provide support to its home respiratory therapy patients. These professionals manage the needs of the Company's patients according to physician-directed plans of care.

    DURABLE MEDICAL EQUIPMENT. The Company also offers for sale and lease, certain DME which primarily consists of patient room equipment (such as hospital beds, patient lifts and commodes), ambulatory aids (such as walkers and canes) and bathroom safety items. The Company's broad range of product offerings provides patients requiring either infusion, nursing or respiratory services access to needed DME through a single source.

    NURSING AND PARA-PROFESSIONAL SERVICES. The Company offers a broad range of professional nursing and para-professional services to meet a patient's medical and personal needs, principally in the home. These services include pediatric and adult care, such as ventilator care; administration of infusion therapies, including chemotherapy, antibiotics, enteral and parenteral feeding; standard skilled nursing services such as changing dressings, injections, catheterization and administration of medication; physical, respiratory, occupational and speech therapy; home health aide services, such as assistance with personal hygiene, dressing and feeding; and homemaker services, such as the preparation of meals and light house cleaning.

    INFUSION THERAPY. Infusion therapy involves the intravenous administration of nutrients, antibiotics or other medications to patients in their homes usually as a continuation of treatment initiated in the hospital. The infusion therapies provided by the Company include antibiotic and related therapies (therapies used to treat various infections and diseases); parenteral nutrition therapy (the intravenous feeding of life sustaining nutrients to patients with impaired or altered digestive tracts due to gastrointestinal illness, such as an intestinal obstruction or inflammatory bowel disease); enteral nutrition therapy (the administration of nutrients through a feeding tube to patients who cannot eat as a result of an obstruction to the digestive tract or because they are otherwise unable to feed themselves orally); chemotherapy (the intravenous administration of cancer inhibiting drugs through either rapid or continuous infusion); pain management

(the administration of pain controlling drugs such as morphine and Demerol to terminally or chronically ill patients); and other therapies.

STORE OPERATIONS


    The Company's current stores are generally located in free-standing stores or in strip shopping centers located near the communities' main thoroughfare. Although the Company does not remodel stores upon acquisition to conform to a particular format, it arranges its stores to facilitate customer movement and to maximize product visibility. The Company's pharmacy departments are generally located near the back of its stores to maximize customer exposure to the store. Most of the stores are equipped with modern fixtures and equipment and range in size from approximately 3,600 to 12,000 square feet.


    The Company utilizes centrally prepared formats for the display and stocking of its stores, while allowing individual store managers some flexibility with regard to choice and display of the merchandise assortment based upon the Company's strategy of tailoring its stores to the markets in which the respective stores operate.

PURCHASING AND DISTRIBUTION


    The Company centrally purchases most of its merchandise from Bergen Brunswig and other vendors, enabling it to benefit from promotional programs and volume discounts offered by such companies. All merchandise is shipped directly to the Company's stores at prices generally negotiated at the corporate level. The Company's primary vendor is Bergen Brunswig which supplied approximately 83.6% of the Company's inventory in 1996. Bergen Brunswig is also the Company's primary creditor. See "Risk Factors--Reliance on Single Supplier" and "Use of Proceeds."


MERCHANDISING AND MARKETING

    The Company's merchandising strategy is to offer a broad selection of traditional retail pharmacy items, including both nationally advertised and private label products. Substantially all products are offered at competitive prices. The Company emphasizes value and customer service in attractive, conveniently located drugstores. It uses color, signs, packaging and other merchandising aids to reinforce its name and low prices, and to showcase its products.


    The pharmacy department in each of the Company's stores carries a complete line of both brand name and generic drugs. The Company has been expanding its prescription drug business by promoting the use of less costly generic drugs whenever possible, and by entering into arrangements with insurance companies, HMOs and other healthcare groups for the sale of prescription drugs under third-party reimbursement programs.



    Each of the Company's pharmacy departments utilizes a computer system which includes software which enables the Company's pharmacists to recall a customer's pharmacy history for the purpose of identifying possible allergies, drug interactions or therapeutic duplication, and to provide customers with a complete record of medication dispensed. The Company's computer software system also enables the Company to identify generic equivalents of brand name drugs, centrally control prescription prices, increase the speed of processing prescriptions and reduce the paperwork normally involved in, and thus expedite the collection of amounts due the Company under, third-party reimbursement programs.


    The Company sells certain private label products which enables the Company to sell products, comparable in quality to name brand products, at lower prices to its customers, but at higher gross margins for the Company.

    Most photo processing services offered at Company stores are provided by an independent contractor who provides the stores with a "drop box" into which the customer places its film for processing. The independent contractor collects the film, processes it and returns the printed photos to the respective stores for pick-up and payment by the customer. One of the Company's stores operates its own photo lab and processes customers' film itself.

    The Company advertises principally through the use of radio, newspaper, direct mail and advertising circulars.

GOVERNMENTAL REGULATION AND HEALTHCARE REFORM

    GENERAL. All of the Company's pharmacists and pharmacies are required to be licensed by the appropriate state boards of pharmacy. The Company's retail pharmacies are also registered with the Federal Drug Enforcement Administration. By virtue of these license and registration requirements, the Company is obligated to observe certain rules and regulations, and a violation of such rules and regulations could result in a suspension or revocation of the licenses or registrations.


    The Company relies on prescription drug sales for a significant portion of its revenues and profits, and prescription drug sales represent a significant segment of the Company's business. These revenues are affected by changes within the healthcare industry, including changes in programs providing for reimbursement of the cost of prescription drugs by third-party payment plans, such as government and private plans, and regulatory changes relating to the approval process for prescription drugs.


    The Company has a number of third-party payor contracts pursuant to which the Company is a provider of prescription drugs. "Freedom of Choice" state statutes, pursuant to which all pharmacies would be entitled to be a provider under such a contract, have been enacted in certain states, including Alabama, Georgia, New Jersey, North Carolina, Louisiana, South Carolina, Tennessee and Texas, and may be enacted in others. Although such statutes may adversely affect certain of the Company's third-party contracts, they may also provide the Company with opportunities regarding additional third-party contracts.


    In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. The Company cannot predict whether any Federal or state healthcare reform legislation will eventually be passed, and if so, the impact thereof on the Company's financial position or results of operations. Healthcare reform, if implemented, could adversely affect the pricing of prescription drugs or the amount of reimbursement from governmental agencies and third-party payors, and consequently could be adverse to the Company. However, to the extent healthcare reform expands the number of persons receiving healthcare benefits covering the purchase of prescription drugs, it may also result in increased purchases of such drugs and could thereby have a favorable impact on both the Company and the retail drug industry in general. Nevertheless, there can be no assurance that any future Federal or state healthcare reform legislation will not adversely affect the Company or the retail pharmacy industry generally.


    In 1990, Congress enacted the Omnibus Budget Reconciliation Act of 1990 ("OBRA 1990"), which includes a requirement that states implement pharmaceutical drug use review programs for Medicaid beneficiaries receiving covered out-patient prescription drugs. The OBRA 1990 legislation states that pharmacists must offer to discuss with each Medicaid patient "common, severe side or adverse effects or interactions and therapeutic contraindications that may be encountered, including their avoidance and the action required if they occur." In order to ensure reimbursement of out-patient prescription drugs under Medicaid, states were required, pursuant to the OBRA 1990 legislation, to implement drug use review programs by January 1, 1993. In all states where the Company operates, the State Pharmacy Practices Acts have expanded the OBRA requirements to include all patients receiving prescriptions in a retail setting. Pharmacists now have a duty to warn the purchaser of a prescription drug if the warning could reduce or negate the adverse effects of the use of such drug.

    The Company's operations are also subject to Federal and state laws governing such matters as wages, working conditions and overtime.


    TEXAS LEGISLATION. Currently, nine of the Company's 14 retail pharmacies are located in Texas, and other retail pharmacies located in Texas may be acquired by the Company. Consequently, the Company may be affected by any significant healthcare legislative proposals enacted in the state of Texas. The Texas legislature is considering a proposal which would reduce Medicaid reimbursements to Texas pharmacies by 5% in anticipation of a Federal reduction in Medicaid pharmacy payments. While any such reductions would affect the Company's Medicaid reimbursements, management believes that the Company's overall revenues and profitability will not be materially adversely affected, although there can be no assurance that revenues or profitability will not be affected by any such legislation.


THIRD-PARTY REIMBURSEMENT

    A growing percentage of the Company's prescription drug volume has been accounted for by sales to customers who are covered by third-party payment programs. Third-party reimbursement accounted for approximately 52% of the Company's prescription sales in 1996, 46% in 1995 and 36% in 1994, and the Company expects this trend to continue. Although contracts with third-party payors may increase the volume of prescription sales and gross profits, third-party payors typically negotiate lower prescription prices than those of non third-party payors. Accordingly, there has been downward pressure on gross profit margins on sales of prescription drugs which is expected to continue in future periods. Further, payments from Medicare and Medicaid represent 29% of all third-party payor sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The Company's retail pharmacies operate in a highly competitive industry, and compete primarily on the basis of customer service, convenience of location and store design, price and product mix and selection. In addition to traditional competition from independent retail pharmacies and other retail pharmacy chains, the Company faces competition from mass merchants (including discounters and deep discounters), supermarkets, combination food and retail pharmacies, mail order distributors, hospitals and HMOs. These other formats have experienced significant growth in their market share of the prescription and over-the-counter drug business. The Company's home healthcare services compete with certain chain operations and independent single unit stores. Many of the Company's competitors have greater financial resources than the Company.

TRADEMARKS AND SERVICE MARKS


    No patent, trademark, license, franchise or concession is considered to be of material importance to the business of the Company other than the trade names under which the Company operates its retail businesses, including the HORIZON Pharmacies and HORIZON Home Care names. The Company recently filed applications for Federal trademark protection of such trade names.


PROPERTIES

    The Company's principal offices are currently located at 275 W. Princeton Drive, Princeton, Texas, 75407, where it owns a 5,500 square foot building. The Company also owns the furniture and fixtures in each of its stores. However, the Company conducts substantially all of its retail businesses under noncancelable leases, many of which expire within the next eight years. In the normal course of business, however, it is expected that leases will be renewed or replaced by leases on other properties. No single lease is material to the Company's operations.

EMPLOYEES

    At March 31, 1997, the Company employed approximately 180 employees, approximately 110 on a full-time basis. None of the Company's employees are represented by a labor union and the Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

    From time to time, the Company may be involved in litigation relating to claims arising out of its normal business operation. The Company is not now engaged in any legal proceedings.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS



    The following table sets forth certain information regarding the directors and executive officers of the Company.


NAME                                  AGE                                       POSITION
--------------------------------      ---      --------------------------------------------------------------------------
Rick D. McCord, R.Ph.(1)                  42   Chairman of the Board of Directors, President, Chief Operating Officer

Sy S. Shahid(2)                           46   Director, Executive Vice President, Secretary

David W. Frauhiger(2)                     35   Director, Chief Financial Officer, Treasurer

Charlie K. Herr, R.Ph.(1)                 57   Director, Southern Regional Manager

Carson A. McDonald(3)                     37   Director

Robert D. Mueller, R.Ph.(2)               39   Director, Western Regional Manager

Philip H. Yielding(3)                     38   Director

------------------------

(1) Class III Director whose term expires in 2000.

(2) Class II Director whose term expires in 1999.

(3) Class I Director nominee whose term, if elected, will expire in 1998.

    RICK D. MCCORD, R.PH., has served as Director, President and Chief Operating Officer since the Company's inception. Mr. McCord, who has been a licensed pharmacist in the State of Texas since 1977, was employed by True Quality Pharmacies, Inc., a multi-location, multi-state retail pharmacy, from 1977 through 1993. During such time, Mr. McCord served as pharmacist and store manager from 1977 to 1981, as district manager from 1982 to 1992, and as a director from 1980 through 1990.

    SY S. SHAHID has served as Director, Executive Vice President and Secretary since the Company's inception. From February 1989 to February 1994, Mr. Shahid served full-time as the Director of Management Information Systems of True Quality Pharmacies, Inc., and thereafter, until October 1996, he served part-time in the same capacity. Mr. Shahid served as Financial Systems Manager for 1st Texas Savings during 1988, and as Financial Systems Manager for Lomas and Nettleton during 1987.


    DAVID W. FRAUHIGER has served as Director, Controller and Treasurer since the Company's inception, acting part time from February 1994 through June 1996 and full-time thereafter, and as Chief Financial Officer since March 1997. Mr. Frauhiger served as the full-time controller for True Quality Pharmacies, Inc. from June 1991 to March 1996, and as the part-time controller from March 1996 until April 1997. Prior to such time Mr. Frauhiger worked as an assistant controller for SunWest Companies, a commercial real estate company, from September 1988 to June 1991, and as an accountant for Jeffrey L. Harbin, CPA from January 1982 to September 1988.

    CHARLIE K. HERR, R.PH., has served as Director and Southern Regional Manager since the Company's inception. Mr. Herr has been a practicing pharmacist since 1963, serving as Pharmacist in Charge (PIC) for True Quality Pharmacies, Inc. from July 1969 to December 1995. Mr. Herr is licensed to practice in Colorado, Kansas, Missouri, New Mexico, Oklahoma, Texas and Virginia.


    ROBERT D. MUELLER, R.PH., has served as Director and Western Regional Manager of the Company from August 1995 to the present. Mr. Mueller has been a practicing pharmacist since 1980, and is licensed in New Mexico, Oklahoma and Texas. Mr. Mueller served as Pharmacy Manager of True Quality Pharmacies, Inc. from August 1983 through August 1996, and as Staff Pharmacist from Eastland Memorial Hospital from September 1994 to August 1996.


    CARSON A. MCDONALD is a nominee for Director. From 1980 to the present, Mr. McDonald has been employed by Bergen Brunswig in various capacities, acting as Division Sales Manager since 1993. Bergen Brunswig is currently the Company's primary supplier and a creditor of the Company. See "Certain Transactions."



    PHILIP H. YIELDING is a nominee for Director. Mr. Yielding has served as a physician's assistant and a director of the Wilson and Jones Health Center since January 1995. From August 1991 through December 1994, Mr. Yielding was employed by the Farmersville Medical Center; from October 1989 to August 1991 he was employed by the Mitchell Family Care Center; and from August 1988 to October 1989 he was employed by the McKellar Clinic, serving as a physician's assistant for each center and as director of the Farmersville Medical Center.


KEY EMPLOYEE

    NANCY J. PAPANERI, R.PH., 47, has served as Northern Regional Manager since the Company's inception. Ms. Papaneri is currently a licensed pharmacist in New Mexico, Oklahoma, Texas, Virginia and Wisconsin. From August 1990 to March 1995, Ms. Papaneri served as Pharmacist for True Quality Pharmacies, Inc. From February 1976 to July 1990 Ms. Papaneri served in a variety of positions for Revco Drug Stores, Inc., including clerk, intern, pharmacist and manager.

THE BOARD OF DIRECTORS

    The Company's Articles of Incorporation and Bylaws provide for the division of the Board of Directors into three classes, each class consisting (as nearly as possible) of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors being elected for a term of three years and until the shareholders elect their qualified successors. The Company's Bylaws provide that the Board of Directors by resolution from time to time may fix the number of directors that shall constitute the whole Board of Directors. The Board of Directors has set the number at seven and there are currently two vacancies which will be filled at the Company's upcoming shareholders' meeting.

EXECUTIVE COMPENSATION

    During 1996, no executive officer was paid compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth a summary of the compensation of the Company's President and Chief Operating Officer for services rendered in all capacities to the Company during the year ended December 31, 1996.


                                                                        ANNUAL COMPENSATION
                                                                  -------------------------------
NAME                                                                YEAR      SALARY      BONUS
----------------------------------------------------------------  ---------  ---------  ---------
Rick D. McCord..................................................       1996  $  64,172  $  25,334

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

    The following table sets forth information with respect to the exercise of stock options during the year ended December 31, 1996, by the Company's President and Chief Operating Officer.

                                                                   SHARES ACQUIRED    VALUE
NAME                                                               ON EXERCISE (#)   REALIZED
-----------------------------------------------------------------  ---------------  ----------
Rick D. McCord...................................................        50,000     $  225,000

DIRECTORS' COMPENSATION

    Directors who are not employees of the Company are to be paid $1,000 for each regularly scheduled Board of Directors meeting attended and $250 for each special Board of Directors meeting attended.

STOCK OPTION PLAN

    The Company's Board of Directors has approved the 1997 Stock Option Plan, subject to approval by the Company's shareholders. The description in this prospectus of the principal terms of the 1997 Stock Option Plan is a summary, does not purport to be complete, and is qualified in its entirety by the full text of the 1997 Stock Option Plan, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part.

    Pursuant to the 1997 Stock Option Plan, employees and directors of the Company are eligible to receive awards of stock options. The 1997 Stock Option Plan provides for grants of "incentive stock options" ("ISO's") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and "non-qualified stock options" ("NQSO's").

    Under the 1997 Stock Option Plan, the Company has reserved 10% of its outstanding Common Stock (246,242 shares of Common Stock in the event the Underwriters' overallotment option is exercised in full) for issuance of awards under the 1997 Stock Option Plan (subject to antidilution and similar adjustments).


    The 1997 Stock Option Plan will be administered by a Compensation Committee (the "Committee") composed of two or more directors of the Company who are "Non-Employee Directors" as such term is used in Rule 16b-3 promulgated under the Exchange Act. Subject to the provisions of the 1997 Stock Option Plan, the Committee will determine the type of award, when and to whom awards will be granted, the number of shares covered by each award and the terms, provisions and kind of consideration payable with respect to awards. The Committee may interpret the 1997 Stock Option Plan and may at any time adopt such rules and regulations therefor as it deems advisable. The Committee may, additionally, cancel or amend awards.


    In determining the persons to whom awards shall be granted and the number of shares covered by each award the Committee shall take into account the duties of the respective persons, their present and potential contribution to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the 1997 Stock Option Plan. Management intends to recommend to the Committee that upon completion of the Offering all of the shares subject to the 1997 Stock Option Plan be granted to the Company's current officers, directors and key employee identified in this prospectus, with exercise prices equal to the greater of $5.00 per share or 85% of the fair market value of the Company's Common Stock at the date such options are granted.


    An option may be granted on such terms and conditions as the Committee may approve, and generally may be exercised for a period of up to 10 years from the date of grant. Generally, NQSO's and ISO's will be granted with an exercise price of not less than 85% of the "Fair Market Value" (as defined in the 1997 Stock Option Plan) on the date of grant and ISO's will be granted with an exercise price of not less than the Fair Market Value on the date of grant. In the case of ISO's, the aggregate value of option shares which can become exercisable for the first time during any one calendar year is limited to $100,000, and ISO's granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company may not be exercised unless the exercise price is at least 110% of the fair market value of the Common Stock on the date the options were granted. The Committee may provide for the payment of the option price in cash, by delivery of other Common Stock having a Fair Market Value equal to such option price, by a combination thereof or by such other manner as the Committee shall determine. Options granted under the 1997 Stock Option Plan will become exercisable at such times and under such conditions as the Committee shall determine. Options generally may not be exercised more than three months after an employee terminates employment with the Company.

    The Board may at any time and from time to time suspend, amend, modify or terminate the 1997 Stock Option Plan; provided, however, that, to the extent required by Rule 16b-3 promulgated under the Exchange Act or any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company's shareholders. In addition, no such change may adversely affect any award previously granted, except with the written consent of the grantee.

    No awards may be granted under the 1997 Stock Option Plan after the tenth anniversary of the approval of the 1997 Stock Option Plan.

EMPLOYMENT AGREEMENTS

    The Company has Employment Agreements with Rick D. McCord, R.Ph., Sy S. Shahid, David W. Frauhiger, Charlie K. Herr, R.Ph., Robert D. Mueller, R.Ph. and Nancy J. Papaneri, R.Ph. (each an "Employee" and collectively, the "Employees"). Each of these agreements runs for a term of three years and automatically renews for additional three year terms unless terminated by either the Company or the Employee. Each of the Employment Agreements may be terminated without cause by the Company upon 90 days written notice. Under the respective agreements Mr. McCord will receive an annual salary of $120,000 and an annual bonus of $24,000; Mr. Shahid will receive an annual salary of $112,568 and an annual bonus of $22,514; Mr. Frauhiger will receive an annual salary of $107,667 and an annual bonus of $21,533; Messrs. Herr and Mueller will each receive an annual salary of $97,518 and an annual bonus of $19,503; and Ms. Papaneri will receive an annual salary of $80,136 and an annual bonus of $8,014. For a period of two years following the termination of an Employee, the Employee is prohibited from engaging in or assisting in any business which is identical, competitive with or comparable to, the Company's business within any area in which the employee rendered services to the Company. Each agreement contains a provision prohibiting the Employee subsequent to termination of employment from disclosing to third parties proprietary information relating to the Company. A state court charged with enforcing any of the referenced Employment Agreements may determine that such non-competition provisions are not enforceable in whole or in part.

OFFICER AND DIRECTOR LIABILITY

    As permitted by the provisions of the Texas Act, the Company's Articles of Incorporation eliminate, in certain circumstances, the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director: (i) for a breach of a director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of Federal securities laws or limit the rights of the Company or its shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

    The Company's Articles of Incorporation provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the Texas Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. The Articles and the Texas Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Articles of Incorporation, the Bylaws, any agreement, vote of shareholders or disinterested directors or otherwise.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS


    Carson A. McDonald, a nominee for director of the Company, is an employee of Bergen Brunswig, the Company's primary supplier and a lender to the Company. Approximately $1.15 million of the proceeds of this Offering are expected to be used to repay the principal owing under loans made to the Company by Bergen Brunswig.



    All future transactions between the Company and its directors, officers, principal shareholders or affiliates will be on terms no less favorable to the Company than may be obtained from unaffiliated third parties, and any such transactions will be approved by a majority of disinterested directors of the Company.

                             PRINCIPAL SHAREHOLDERS



    The following table sets forth information as of May 29, 1997 assuming the proposed 2-for-1 stock split, and as adjusted to reflect the sale of the 1,200,000 shares of Common Stock offered hereby, concerning the beneficial ownership of Common Stock by each of the Company's directors, each executive officer named in the table under the heading "Management--Directors, Executive Officers and Key Employees," and all directors and executive officers of the Company as a group, and by each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such stock.



                                                                 PERCENT BENEFICIALLY OWNED(1)
                                                                 -----------------------------
NAME AND ADDRESS                                                     BEFORE          AFTER
OF BENEFICIAL HOLDER                          NUMBER OF SHARES      OFFERING       OFFERING
--------------------------------------------  -----------------  --------------  -------------
Rick D. McCord, R.Ph.(2)....................         221,740            20.48%          9.71%
Charlie K. Herr, R.Ph.(2)...................         211,426            19.53%          9.26%
Sy S. Shahid(2).............................         209,748            19.38%          9.19%
David W. Frauhiger(2).......................          70,000             6.47%          3.07%
Robert D. Mueller, R.Ph.(2).................          28,438             2.63%          1.25%
Carson A. McDonald(3).......................             -0-           --             --
Philip H. Yielding(4).......................             -0-           --             --
Directors and executive officers as a group
  (seven persons)...........................         741,352            68.49%         32.48%


------------------------


(1) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares beneficially owned by such person.



(2) Address is c/o HORIZON Pharmacies, Inc., 275 W. Princeton Drive, Princeton, Texas 75407.



(3) Director nominee; address is c/o Bergen Brunswig Drug Co., 1841 Monetary Lane, Carrollton, Texas 75006.



(4) Director nominee; address is c/o Wilson and Jones Health Center, 1000 S FM 1417, Sherman, Texas 75092.



                           DESCRIPTION OF SECURITIES



    The authorized capital stock of the Company as approved by the Board of Directors and pending approval by the Company's shareholders shall consist of:
(i) 14,000,000 shares of Common Stock, having a par value of $.01 per share; and
(ii) 1,000,000 shares of Preferred Stock, having a par value of $.01 per share. Immediately prior to this Offering, 1,082,424 shares of Common Stock were issued and outstanding and were held of record by 29 shareholders, and no shares of Preferred Stock were issued and outstanding. A total of 246,242 shares of Common Stock has been reserved for grants of options under the 1997 Stock Option Plan.


COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any then outstanding class of Preferred Stock, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any class of Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK


    The Company's Articles of Incorporation provide that the Company may issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as are determined by resolution of the Board of Directors of the Company. The issuance of Preferred Stock, while providing flexibility in connection with possible financing, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of the Company. Currently, the Company has no shares of Preferred Stock outstanding. The Board of Directors does not currently have any plans, arrangements, commitments or understandings to issue any Preferred Stock.


CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.


    CLASSIFIED BOARD. The Company's Bylaws provide that: (i) the Board of Directors is divided into three classes of as equal size as possible, with such classes serving staggered three-year terms; (ii) the number of directors is to be fixed from time to time by the Board of Directors; and (iii) the term of office of each class expires in consecutive years so that each year only one class is elected. These provisions may render more difficult a change in control of the Company or the removal of incumbent management.


    NO SHAREHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Company's Articles of Incorporation provide that no action shall be taken by shareholders except at an annual or special meeting of shareholders, and prohibits action by written consent in of lieu of a meeting. The Company's Bylaws provide that, unless otherwise proscribed by law, special meetings of shareholders can only be held pursuant to a resolution of the Board of Directors.

    ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors as well as for other shareholder proposals to be considered at shareholders' meetings.

    Notice of shareholder proposals and director nominations must be timely given in writing to the Secretary of the Company prior to the meeting at which the matters are to be acted upon or Directors are to be elected. In all cases, to be timely, notice must be received at the principal offices of the Company not less than 40 days before the meeting, or, if on the day notice of the meeting is given to the shareholders less than 45 days remain until the meeting,
(i) five days after notice is given but not less than five days prior to the meeting in the case of shareholder proposals, and (ii) 10 days after notice is given in the case of director nominations.

    Notice to the Company from a shareholder who proposes to nominate a person at a meeting for election as a director must contain all information about that person as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a Director if so elected) and certain information about the shareholder proposing to nominate that person. Shareholder proposals must also include certain specified information.

    These limitations on shareholder proposals do not restrict a shareholder's right to include proposals in the Company's annual proxy materials pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


TRANSFER AGENT



    The transfer agent for the Common Stock is American Securities Transfer & Trust, Inc.


                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no public market for the Company's Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

    Upon completion of the Offering, the Company will have outstanding 2,282,424 shares of Common Stock. Of these shares all of the 1,200,000 shares sold in the Offering (assuming no exercise of the Underwriters' over-allotment option) will be transferable without restriction or further registration under the Securities Act, unless they are held by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. Of the remaining shares held by existing shareholders, 328,426 shares are "restricted shares" ("Restricted Shares") within the meaning of amendments to Rule 144 which became effective April 29, 1997, and, as such, may not be sold in the absence of registration under the Securities Act or an exemption therefrom under Rules 144 and 701, and 753,994 shares are eligible for sale without restriction or further registration under Rule 144(k), unless they are held by "affiliates" of the Company or subject to a "lock-up" agreement summarized below.


    Of the Restricted Shares held by existing shareholders, 100,006 shares will be eligible for sale without restriction or further registration on September 8, 1997, unless they are held by "affiliates" of the Company or subject to a "lock-up" agreement summarized below. The remaining 228,420 Restricted Shares will be eligible for sale without restriction or further registration on various dates in the fourth quarter of 1997, subject to the volume limitations of Rule 144.



    In general, under amendments to Rule 144 which became effective April 29, 1997, any person (or persons whose shares are aggregated for purposes of Rule
144) who beneficially owns Restricted Shares with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements, and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within 90 days prior to sale and who beneficially owns Restricted Shares with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.


    The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price of Common Stock. Nevertheless, sales of significant amounts of Common Stock could adversely affect the prevailing market price of Common Stock, as well as impair the ability of the Company to raise capital through the issuance of additional equity securities. Prior to this Offering, there has been no trading market for the Common Stock. The Company anticipates that the trading market in the Common Stock, if any, will be limited based upon the number of shares currently outstanding and anticipated to be sold in this Offering.

    As of the date of this prospectus, the Company had reserved an aggregate of 246,242 shares of Common Stock for issuance pursuant to the Option Plan, and no options to purchase shares were outstanding under the 1997 Stock Option Plan. As soon as practicable following the Offering, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Option Plan. Such registration statement will automatically become effective immediately upon filing.

                                  UNDERWRITING

    Each of the underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The nature of the obligations of the Underwriters is such that if any of such shares are purchased, all must be purchased.


NAME                                                                         NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Capital West...............................................................

                                                                             -----------------
  Total....................................................................       1,200,000
                                                                             -----------------
                                                                             -----------------


    The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock offered hereby to the public at the price to public set forth on the cover page of this prospectus. The Underwriters may allow a concession to selected dealers who are members of the National
Association of Securities Dealers, Inc. ("NASD") not in excess of $      per
share, and the Underwriters may allow, and such dealers may reallow, to members
of the NASD a concession not in excess of $      per share. After the public
offering, the price to public, the concession and the reallowance may be changed by the Underwriters.

    Capital West, one of the Underwriters, was first registered as a broker-dealer in May 1995. Capital West has participated in six public equity offerings as an underwriter, acting as a manager or co-manager in three such offerings, although certain of its employees have had experience in underwriting public offerings while employed by other broker-dealers. Prospective purchasers of the securities offered hereby should consider Capital West's limited underwriting experience in evaluating this Offering.

    The Company has granted an option to the Underwriters, exercisable within 45 business days after the date of this prospectus, to purchase up to an aggregate of 180,000 additional shares of Common Stock, at the initial price to public, less the underwriting discount, set forth on the cover page of this prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments. To the extent that the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase from the Company on a pro rata basis that number of additional shares of Common Stock which is proportionate to such Underwriters' initial commitment.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed to pay to the Underwriters a nonaccountable expense allowance of 3% of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including the sale of any shares of Common Stock subject to the Underwriters' over-allotment option), $45,000 of which has been paid as of the date of this prospectus. The Company also has agreed to pay all expenses in connection with qualifying the Common Stock offered hereby for sale under the laws of such states as the Underwriters may designate, including filing fees and fees and expenses of counsel retained for such purposes by the Underwriters and registering the Offering with the NASD.


    In connection with this Offering, the Company has agreed to sell to the Underwriters, for a price of $.001 per warrant, warrants (the "Underwriters' Warrants") to purchase shares of Common Stock equal to 10% of the total number of shares sold pursuant to this Offering, excluding shares subject to the over-allotment option. The Underwriters' Warrants are exercisable at a price equal to 120% of the initial public offering price ($6.00 assuming an initial public offering price of $5.00 per share) for a period of four years commencing one year from the date of this prospectus (the "Exercise Period"). The Underwriters' Warrants grant to the holders thereof, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriters' Warrants, one demand registration right during the Exercise Period, as well as piggyback registration rights at any time during the Exercise Period. The Company and its executive officers and directors have agreed that for a period of 24 months after the date of this prospectus, they will not offer, sell or otherwise dispose of any shares of Common Stock beneficially owned or controlled by them (including subsequently acquired shares) without the prior written consent of Capital West which consent shall not be unreasonably withheld.


    At the Company's request, the Underwriters have reserved up to 45,000 shares of Common Stock (the "Directed Shares") for sale at the public offering price to approximately 20 persons who are directors, officers or employees of, or otherwise associated with, the Company and who have advised the Company of their desire to participate in its future growth. Each director and executive officer who is a purchaser of Directed Shares will be required to agree to restrictions on resale similar to those described in the immediately preceding paragraph. However the Underwriters are not obligated to sell any shares to any such persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent of sales of Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the Underwriters on the same basis as all other shares offered hereby.

    Prior to this Offering, there has been no market for the Common Stock and there can be no assurance that a regular trading market will develop upon the completion of this Offering. The initial public offering price was determined by negotiations between the Company and the Underwriters. The primary factors considered in determining such offering price included the history of and prospects for the Company's business and the industry in which the Company competes, market valuation of comparable companies, market conditions for public offerings, the prospects for future earnings of the Company, an assessment of the Company's management, the general condition of the securities markets, the demand for similar securities of comparable companies and other relevant factors.


    In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilizing transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

    The Underwriters have advised the Company that the Underwriters do not expect any sales by the Underwriters to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Phillips McFall McCaffrey McVay & Murrah, P.C., Oklahoma City, Oklahoma. Robertson & Williams, Inc. of Oklahoma City, Oklahoma, has served as counsel to the Underwriters in connection with this Offering.

                                    EXPERTS

    The financial statements of HORIZON Pharmacies, Inc. at December 31, 1996, and for the year then ended, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and for the year ended December 31, 1995, by Herold, Howard & Madsen P.C., independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

    The statements of operating revenues and direct operating expenses of the Farmington Store Acquisition for the year ended December 31, 1995 and the period from January 1, 1996 to April 26, 1996 and of the Vista Store Acquisition for each of the two years in the period ended December 31, 1996, appearing in this prospectus and Registration Statement have been audited by Herold, Howard & Madsen P.C., independent auditors as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


    On March 17, 1997, Ernst & Young LLP replaced Herold, Howard & Madsen P.C. as the Company's independent auditors. In the Company's view, this change was not the result of any disagreement relating to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The reports issued by Herold, Howard & Madsen P.C. did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. At no time during the engagement of Herold, Howard & Madsen P.C. were there any disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Herold, Howard & Madsen P.C., would have caused it to make a reference to the subject matter of the disagreement in connection with its report. Notwithstanding the engagement of Ernst & Young LLP as the Company's independent auditors, Herold, Howard & Madsen P.C. continues to perform individual audits of certain acquired stores and to perform tax and other financial planning for the Company.


                             ADDITIONAL INFORMATION

    The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company has filed a Registration Statement on Form SB-2 (the "Registration Statement") with the Commission under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this prospectus concerning the provisions of documents filed with the Registration Statement as exhibits and schedules are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge and copied upon payment of the charges prescribed by the Commission at the Public Reference Room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS



FINANCIAL STATEMENTS OF HORIZON PHARMACIES, INC......................................        F-2
  Report of Independent Auditors.....................................................        F-3
  Independent Auditor's Report.......................................................        F-4
  Balance Sheets at December 31, 1996 and March 31, 1997.............................        F-5
  Statements of Income for the years ended December 31, 1995 and 1996 and the three
    months ended March 31, 1996 and 1997.............................................        F-6
  Statements of Shareholders' Equity for the years ended December 31, 1995 and 1996
    and the three months ended March 31, 1997........................................        F-7
  Statements of Cash Flows for the years ended December 31, 1995 and 1996 and the
    three months ended March 31, 1996 and 1997.......................................        F-8
  Notes to Financial Statements......................................................       F-10

FINANCIAL STATEMENTS OF MESA DRUG, INC.--FARMINGTON STORE............................       F-17
  Report of Independent Auditors.....................................................       F-18
  Statements of Operating Revenues and Direct Operating Expenses for the year ended
    December 31, 1995 and the period from January 1, 1996 to April 26, 1996..........       F-19
  Notes to Financial Statements......................................................       F-20

FINANCIAL STATEMENTS OF TRUE QUALITY PHARMACIES, INC.--VISTAS........................       F-21
  Report of Independent Auditors.....................................................       F-22
  Combined Statements of Operating Revenues and Direct Operating Expenses for the
    years ended December 31, 1995 and 1996...........................................       F-23
  Combined Statement of Net Assets as of March 6, 1997...............................       F-24
  Notes to Financial Statements......................................................       F-25

                              FINANCIAL STATEMENTS
                            HORIZON PHARMACIES, INC.
                     YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND THREE MONTHS ENDED MARCH 31, 1996 AND 1997
                      WITH REPORTS OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
HORIZON Pharmacies, Inc.

We have audited the accompanying balance sheet of HORIZON Pharmacies, Inc. (an S corporation) as of December 31, 1996, and the related statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HORIZON Pharmacies, Inc. at December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


Oklahoma City, Oklahoma
April 4, 1997,
except for the third and fourth paragraphs of Note 6, as to which the date is
May   , 1997


The foregoing report is in the form that will be signed upon completion of the reorganization of the capital accounts of the Company as described in the fourth paragraph of Note 6 to the accompanying financial statements.

                                                    ERNST & YOUNG LLP


Oklahoma City, Oklahoma
May 30, 1997

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
HORIZON Pharmacies, Inc.

    We have audited the accompanying statements of income, shareholders' equity and cash flows of HORIZON Pharmacies, Inc. for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of HORIZON Pharmacies, Inc. for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

Dallas, Texas
April 24, 1996
  except for the fourth paragraph of Note 6,
  as to which the date is May   , 1997

    The foregoing report is in the form that will be signed upon completion of the reorganization of the capital accounts of the Company as described in the fourth paragraph of Note 6 to the accompanying financial statements.


                                          HEROLD, HOWARD & MADSEN P.C.



Dallas, Texas
May 30, 1997

                            HORIZON PHARMACIES, INC.

                                 BALANCE SHEETS

                             ASSETS (NOTES 3 AND 4)


                                                                                        DECEMBER 31,   MARCH 31,
                                                                                            1996         1997
                                                                                        ------------  -----------
                                                                                                      (UNAUDITED)
Current assets:
  Cash................................................................................   $  153,260    $ 109,699
  Accounts receivable, net of allowance for uncollectible accounts of $20,000 in 1996 and $25,000 in 1997:
      Third-party providers...........................................................    1,047,348    1,439,493
      Others..........................................................................      412,709      611,229
  Inventories, at the lower of specific identification cost or market.................    3,290,717    3,985,876
  Prepaid expenses....................................................................       31,071       27,082
                                                                                        ------------  -----------
Total current assets..................................................................    4,935,105    6,173,379
Deferred offering costs...............................................................       --           63,850
Property, equipment and capital lease assets:
  Property and equipment, at cost:
    Land..............................................................................       10,000       10,000
    Building..........................................................................      193,220      193,220
    Equipment.........................................................................      410,162      477,980
                                                                                        ------------  -----------
                                                                                            613,382      681,200
  Less accumulated depreciation.......................................................       67,253       85,222
                                                                                        ------------  -----------
  Property and equipment, net.........................................................      546,129      595,978
  Equipment under capital leases......................................................      158,339      218,033
  Less accumulated amortization.......................................................       33,884       44,158
                                                                                        ------------  -----------
  Equipment under capital leases, net.................................................      124,455      173,875
                                                                                        ------------  -----------
Property, equipment and capital lease assets, net.....................................      670,584      769,853
Intangibles, at cost (NOTE 2):
  Noncompete covenants................................................................      146,788      146,788
  Customer lists......................................................................      211,605      279,996
  Goodwill............................................................................      814,107    1,135,716
                                                                                        ------------  -----------
                                                                                          1,172,500    1,562,500
  Less accumulated amortization.......................................................      189,417      219,869
                                                                                        ------------  -----------
Intangibles, net......................................................................      983,083    1,342,631
                                                                                        ------------  -----------
                                                                                         $6,588,772    $8,349,713
                                                                                        ------------  -----------
                                                                                        ------------  -----------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank overdraft......................................................................   $  247,759    $ 730,239
  Accounts payable....................................................................    1,491,789    1,664,186
  Accrued liabilities.................................................................      161,365      214,396
  Notes payable:
    Supplier (NOTE 3).................................................................    1,215,000    1,180,000
    Other (NOTE 2)....................................................................       --          898,642
    Shareholder (NOTE 2)..............................................................       --           50,000
  Current portion of long-term debt (NOTE 4)..........................................      228,759      332,268
  Current obligations under capital leases (NOTE 5)...................................       27,400       46,680
                                                                                        ------------  -----------
Total current liabilities.............................................................    3,372,072    5,116,411
Long-term debt (NOTE 4)...............................................................    1,363,858    1,205,101
Obligations under capital leases (NOTE 5).............................................      102,769      132,600
Commitments (NOTE 5)
Shareholders' equity (NOTE 6):
  Preferred stock, $.01 par value, authorized 1,000,000 shares; none issued
  Common stock, $.01 par value, authorized 14,000,000 shares; issued 1,082,424
    shares............................................................................       10,824       10,824
  Additional paid-in capital..........................................................    1,760,303    1,760,303
  Retained earnings (accumulated deficit).............................................      (21,054)     124,474
                                                                                        ------------  -----------
Total shareholders' equity............................................................    1,750,073    1,895,601
                                                                                        ------------  -----------
                                                                                         $6,588,772    $8,349,713
                                                                                        ------------  -----------
                                                                                        ------------  -----------


                            See accompanying notes.

                            HORIZON PHARMACIES, INC.
                              STATEMENTS OF INCOME



                                                                                           THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,            MARCH 31,
                                                          ---------------------------  --------------------------
                                                              1995          1996           1996          1997
                                                          ------------  -------------  ------------  ------------
                                                                                              (UNAUDITED)
Net sales:
  Prescription drugs....................................  $  5,235,246  $  10,515,353  $  1,988,434  $  4,060,266
  Other.................................................     1,034,335      2,620,966       378,146     1,052,981
                                                          ------------  -------------  ------------  ------------
Total net sales.........................................     6,269,581     13,136,319     2,366,580     5,113,247
Costs and expenses:
  Cost of sales:
    Prescription drugs..................................     3,595,290      7,309,380     1,320,282     2,809,258
    Other...............................................       776,517      1,632,325       283,230       649,246
  Depreciation and amortization:
    Property, equipment and capital lease assets........        32,305         64,058         9,361        28,244
    Intangibles.........................................        67,412        107,749        22,657        30,452
  Selling, general and administrative expenses..........     1,519,439      3,471,370       580,035     1,322,381
                                                          ------------  -------------  ------------  ------------
Total costs and expenses................................     5,990,963     12,584,882     2,215,565     4,839,581
                                                          ------------  -------------  ------------  ------------
Income from operations..................................       278,618        551,437       151,015       273,666
Other income (expense):
  Interest and other income.............................         6,839          3,683         1,160           393
  Interest expense......................................      (109,828)      (252,767)      (42,660)      (53,531)
                                                          ------------  -------------  ------------  ------------
Total other income (expense)............................      (102,989)      (249,084)      (41,500)      (53,138)
                                                          ------------  -------------  ------------  ------------
Income before pro forma provision for income taxes......       175,629        302,353       109,515       220,528
Pro forma provision for income taxes....................        61,000        106,000        38,000        77,000
                                                          ------------  -------------  ------------  ------------
Pro forma net income....................................  $    114,629  $     196,353  $     71,515  $    143,528
                                                          ------------  -------------  ------------  ------------
                                                          ------------  -------------  ------------  ------------
Pro forma net income per share (Note 6).................  $        .12  $         .18  $        .07  $        .13
                                                          ------------  -------------  ------------  ------------
                                                          ------------  -------------  ------------  ------------
Weighted average shares outstanding (Note 6)............       957,733      1,074,246     1,058,000     1,142,424



                            See accompanying notes.

                            HORIZON PHARMACIES, INC.
                  STATEMENTS OF SHAREHOLDERS' EQUITY (NOTE 6)

                                                                                       RETAINED
                                                    COMMON STOCK        ADDITIONAL     EARNINGS        TOTAL
                                                ---------------------    PAID-IN     (ACCUMULATED  SHAREHOLDERS'
                                                  SHARES     AMOUNT      CAPITAL       DEFICIT)       EQUITY
                                                ----------  ---------  ------------  ------------  -------------
Balance at December 31, 1994..................     554,482  $   5,545  $    672,178   $   14,464    $   692,187
Sale of common stock..........................     355,518      3,555       743,609       --            747,164
Redemption of common stock for debt...........     (56,000)      (560)      (75,320)      --            (75,880)
Net income....................................      --         --           --           175,629        175,629
Distributions to shareholders.................      --         --           --          (260,000)      (260,000)
                                                ----------  ---------  ------------  ------------  -------------
Balance at December 31, 1995..................     854,000      8,540     1,340,467      (69,907)     1,279,100
Sale of common stock..........................      64,424        644       321,476       --            322,120
Exercise of common stock options..............     160,000      1,600        78,400       --             80,000
Issuance of common stock to reduce long-term
  debt........................................       4,000         40        19,960       --             20,000
Net income....................................      --         --           --           302,353        302,353
Distributions to shareholders.................      --         --           --          (253,500)      (253,500)
                                                ----------  ---------  ------------  ------------  -------------
Balance at December 31, 1996..................   1,082,424     10,824     1,760,303      (21,054)     1,750,073
Net income (unaudited)........................      --         --           --           220,528        220,528
Distributions to shareholders
  (unaudited).................................      --         --           --           (75,000)       (75,000)
                                                ----------  ---------  ------------  ------------  -------------
Balance at March 31, 1997 (unaudited).........   1,082,424  $  10,824  $  1,760,303   $  124,474    $ 1,895,601
                                                ----------  ---------  ------------  ------------  -------------
                                                ----------  ---------  ------------  ------------  -------------

                            See accompanying notes.

                            HORIZON PHARMACIES, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                            THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,           MARCH 31,
                                                              --------------------------  -----------------------
                                                                  1995          1996         1996        1997
                                                              ------------  ------------  ----------  -----------
                                                                                                (UNAUDITED)
OPERATING ACTIVITIES
Income before pro forma provision for income taxes..........  $    175,629  $    302,353  $  109,515  $   220,528
Adjustments to reconcile income before pro forma provision
  for income taxes to net cash provided by operating
  activities:
  Depreciation and amortization of property, equipment and
    capital lease assets....................................        32,305        64,058       9,361       28,244
  Amortization of intangibles...............................        67,412       107,749      22,657       30,452
  Provision for uncollectible accounts receivable...........        19,876        21,241       2,084        5,598
  Changes in operating assets and liabilities, net of
    acquisitions of businesses:
      Accounts receivable...................................      (415,094)     (847,494)     63,357     (529,881)
      Inventories...........................................      (199,330)     (716,553)   (106,976)    (212,899)
      Prepaid expenses......................................       (27,495)        4,302      17,143        3,989
      Bank overdraft........................................       130,830       116,929      (6,737)     482,480
      Accounts payable......................................       477,990       888,348         200      172,397
      Accrued liabilities...................................        25,396       108,523      15,895       53,031
                                                              ------------  ------------  ----------  -----------
Total adjustments...........................................       111,890      (252,897)     16,984       33,411
                                                              ------------  ------------  ----------  -----------
Net cash provided by operating activities...................       287,519        49,456     126,499      253,939

INVESTING ACTIVITIES
Purchases of property and equipment.........................       (33,129)     (156,625)     (5,161)      (7,819)
Proceeds from sales of property and equipment...............       --            --            5,557      --
Assets acquired for cash in acquisitions of businesses......      (545,000)      --           --          --
                                                              ------------  ------------  ----------  -----------
Net cash provided by (used in) investing activities.........      (578,129)     (156,625)        396       (7,819)

FINANCING ACTIVITIES
Borrowings on notes payable.................................       --            210,535     300,000      --
Borrowings on long-term debt................................        24,120       --           --          --
Principal payments on notes payable.........................       --            (35,000)     --          (85,000)
Principal payments on long-term debt........................      (128,869)     (180,643)    (33,224)     (55,248)
Principal payments on obligations under capital
  leases....................................................        (5,562)      (18,716)     (2,680)     (10,583)
Proceeds from sale of stock.................................       747,164       402,120      --          --
Payments for deferred offering costs........................       --            --           --          (63,850)
Distributions to shareholders...............................      (260,000)     (253,500)    (60,000)     (75,000)
                                                              ------------  ------------  ----------  -----------
Net cash provided by (used in) financing activities.........       376,853       124,796     204,096     (289,681)
                                                              ------------  ------------  ----------  -----------
Net increase (decrease) in cash.............................        86,243        17,627     330,991      (43,561)
Cash at beginning of period.................................        49,390       135,633     135,633      153,260
                                                              ------------  ------------  ----------  -----------
Cash at end of period.......................................  $    135,633  $    153,260  $  466,624  $   109,699
                                                              ------------  ------------  ----------  -----------
                                                              ------------  ------------  ----------  -----------



                                                                           PAGE)

                            HORIZON PHARMACIES, INC.

                                                                                            THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,           MARCH 31,
                                                              --------------------------  -----------------------
                                                                  1995          1996         1996        1997
                                                              ------------  ------------  ----------  -----------
                                                                                                (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF INTEREST PAID....................  $    106,828  $    240,767  $   39,660  $    53,531

NONCASH INVESTING AND FINANCING ACTIVITIES
Additions to property and equipment for long-term debt......  $    --       $    150,000  $   --      $   --
Equipment leased under capital leases.......................        32,692        88,208      --           59,694
Issuance of common stock to reduce long-term debt...........       --             20,000      --          --
Redemption of common stock for long-term debt, excluding
  cash proceeds of $24,120..................................        75,880       --           --          --
Acquisitions of businesses financed by debt:
  Accounts receivable and other.............................        24,967        (1,793)     --           66,382
  Inventories...............................................       801,000     1,014,247      --          482,260
  Property and equipment....................................       140,000        85,000      --           60,000
  Intangibles...............................................       638,000       165,000      --          390,000
                                                              ------------  ------------  ----------  -----------
                                                                 1,603,967     1,262,454      --          998,642
  Less cash paid............................................      (545,000)      --           --          --
                                                              ------------  ------------  ----------  -----------
                                                              ------------  ------------  ----------  -----------
  Assets acquired...........................................  $  1,058,967  $  1,262,454  $   --      $   998,642
                                                              ------------  ------------  ----------  -----------
                                                              ------------  ------------  ----------  -----------
Financed by:
  Notes payable.............................................  $    400,000  $    639,465  $   --      $   898,642
  Advance by shareholder....................................       --            --           --          100,000
  Long-term debt............................................       658,967       622,989      --          --
                                                              ------------  ------------  ----------  -----------
                                                              $  1,058,967  $  1,262,454  $   --      $   998,642
                                                              ------------  ------------  ----------  -----------
                                                              ------------  ------------  ----------  -----------


                            See accompanying notes.

                            HORIZON PHARMACIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1996
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    HORIZON Pharmacies, Inc., a Texas corporation (the "Company"), was organized on August 31, 1992. During the period from inception (August 31, 1992) to February 27, 1994, the Company had no operations (NOTE 2).

    NATURE OF OPERATIONS


    At March 31, 1997, the Company owns and operates fourteen retail pharmacies located in five states (NOTE 2), including nine pharmacies located in Texas. Purchases from the Company's largest supplier amounted to $3,356,215 in 1995 and $8,077,406 in 1996. Accounts payable to this supplier totaled $1,001,023 at December 31, 1996. Notes payable to this supplier were $1,215,000 at December 31, 1996 and $1,180,000 at March 31, 1997 (NOTE 3).


    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Accounts receivable are unsecured and consist principally of receivables from third-party providers (insurance companies and government agencies) under third-party payment plans and receivables from individuals. Receivables from third-party providers are recorded net of any allowances provided under the respective payment plans. Since payments due from third-party payers are sensitive to payment criteria changes and legislative actions, the allowances are reviewed continually and adjusted for accounts deemed uncollectible by management.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

    ADVERTISING

    Advertising costs are charged to expense as incurred and amounted to $35,962 in 1995 and $84,057 in 1996.

    DEPRECIATION AND AMORTIZATION

    Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the assets. Amortization of equipment under capital leases is provided on a straight-line basis over the estimated useful lives of the equipment or over the terms of the leases, whichever is shorter. Amortization of intangibles, including noncompete covenants, customer lists and goodwill are being amortized using the straight-line method over 2 to 7 years, 5 years and 20 years, respectively.


    The Company reviews each store for impairment whenever events or changes in circumstances indicate that the carrying amounts of intangibles may not be recoverable, based upon expectations of undiscounted future cash flows.

                            HORIZON PHARMACIES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        NOTES PAYABLE: The carrying amount reported in the balance sheet for variable-rate notes payable approximates its fair value.

        LONG-TERM DEBT: The carrying amount reported in the balance sheet for variable-rate long-term debt approximates its fair value. The fair values of the Company's fixed-rate long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 1996, the fair value of the Company's long-term debt was approximately $1,614,000.

    INCOME TAXES

    No historical provisions for income taxes have been included in the accompanying financial statements as income taxes, if any, are payable by the shareholders under provisions of subchapter S of the Internal Revenue Code. At December 31, 1996, the net bases of assets and liabilities for financial reporting purposes exceeds such bases for tax purposes by $427,000.

    The pro forma provision for income taxes included in the accompanying statements of income are based on an estimated effective tax rate of 35% and are presented as though the Company was required to pay income taxes in the periods presented.

    DEFERRED OFFERING COSTS


    Specific incremental costs directly attributable to a proposed initial public offering of common stock (the "Offering") have been deferred and will be charged against the gross proceeds of the Offering or charged to expense if the Offering is aborted.


    UNAUDITED FINANCIAL STATEMENTS

    The accompanying unaudited financial statements include all adjustments, consisting of normal, recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for the indicated periods. The results of operations for the three months ended March 31, 1997, are not necessarily indicative of the results to be expected for the full year ending December 31, 1997. The Company's sales and earnings are higher during peak holiday periods and from Christmas through Easter (the first and fourth quarters of the calendar year). Estimated gross profit rates were used to determine cost of sales for the three months ended March 31, 1996 and 1997.

    PRO FORMA NET INCOME PER SHARE


    Pro forma net income per share is based upon the weighted average number of shares of common stock and dilutive common stock equivalent shares outstanding during each period (NOTE 6) adjusted in all periods presented for the effect of the exercise of stock options in 1996 at less than the expected price of shares in the proposed Offering and the number of shares of stock required to pay proposed distributions of $300,000 to shareholders from the proceeds of the Offering.

                            HORIZON PHARMACIES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share," which is required to be adopted by the Company in the reporting period ending December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The Company has determined the impact of SFAS 128 on the calculation of net income per share would not be material.


2. ACQUISITIONS

    At December 31, 1996, the Company operates eleven conventional, freestanding retail pharmacies, all of which were acquired from third parties in purchase transactions beginning February 27, 1994. Such acquisitions have each been structured as asset purchases and generally have included inventories, store fixtures and the assumption of store operating lease arrangements (NOTE 5). The acquisitions generally have been financed by debt to the sellers and/or an inventory supplier (NOTES 3 AND 4). A summary of acquisitions follows:

                                                        ASSETS ACQUIRED
                    STORE        PURCHASE    -------------------------------------      DEBT
YEAR             OPERATIONS       PRICE      INVENTORIES   INTANGIBLES    OTHER       INCURRED
--------------  -------------  ------------  ------------  -----------  ----------  ------------
1994..........            3    $    944,201  $    506,680   $ 369,500   $   68,021  $    368,080
1995..........            4       1,603,967       801,000     638,000      164,967     1,058,967
1996..........            4       1,262,454     1,014,247     165,000       83,207     1,262,454


    The following unaudited pro forma results of operations data gives effect to the acquisitions completed in 1995 and 1996 as if the transactions had been consummated as of January 1, 1995 and 1996. The unaudited pro forma results of operations data is presented for illustrative purposes and is not necessarily indicative of the actual results that would have occurred had the acquisitions been consummated as of January 1, 1995 or 1996, respectively, or of future results of operations. The data reflects adjustments for amortization of intangibles resulting from the purchases, incremental interest expense resulting from borrowings to fund the acquisitions and income taxes.



                                                                   YEAR ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                     1995           1996
                                                                 -------------  -------------
Unaudited pro forma information:
  Net sales....................................................  $  16,177,000  $  17,904,000
                                                                 -------------  -------------
                                                                 -------------  -------------
  Net income...................................................  $     121,000  $     281,000
                                                                 -------------  -------------
                                                                 -------------  -------------
  Net income per share.........................................  $         .13  $         .26


    In March 1997, the Company acquired from a third party three retail pharmacies in a purchase transaction. The total purchase price of $998,642 was allocated to inventories ($482,260), property and equipment ($60,000), intangibles ($390,000) and other assets ($66,382). The purchase was financed by an unsecured 13% demand note to a shareholder of $100,000 ($50,000 repaid by March 31, 1997) and the issuance of a 8.5% note payable to the seller for $898,642. The note to the seller is secured by the assets acquired and guarantees by certain shareholders and is due in varying installments until December 25, 1997.

                            HORIZON PHARMACIES, INC.

2. ACQUISITIONS (CONTINUED)
    The following unaudited pro forma results of operations data gives effect to the acquisition completed in March 1997 as if the transaction had been consummated as of January 1, 1996 and 1997. The unaudited pro forma results of operations data is presented for illustrative purposes and is not necessarily indicative of the actual results that would have occurred had the acquisitions been consummated as of January 1, 1996 and 1997, respectively, or of future results of operations. The data reflects adjustments for amortization of intangibles resulting from the purchase, incremental interest expense resulting from borrowing to fund the acquisition and income taxes.

                                                                     THREE MONTHS ENDED MARCH
                                                                               31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Unaudited pro forma information:
  Net sales.......................................................  $  3,463,000  $  5,892,000
                                                                    ------------  ------------
                                                                    ------------  ------------
  Net income......................................................  $     94,000  $    165,000
                                                                    ------------  ------------
                                                                    ------------  ------------
  Net income per share............................................  $        .09  $        .14

3. NOTES PAYABLE TO SUPPLIER

    In October 1996, the Company entered into a Loan Agreement under the terms of which a supplier committed until May 17, 1997 to loan to the Company a maximum of $1,500,000 ($800,000 under Note A and $700,000 under Note B) to be used principally to acquire specified operating assets of retail pharmacies. Borrowings under the facility are secured by certain accounts receivable, inventories, property and equipment, and guarantees by certain shareholders. The Loan Agreement contains various covenants which limit, among other things, the Company's ability to incur additional debt, redeem common stock, enter into certain transactions with affiliates, pay dividends and sell assets. The Company is also required to meet a specified debt to equity ratio.

    Notes payable to supplier consist of the following:

                                                                   DECEMBER 31,   MARCH 31,
                                                                       1996          1997
                                                                   ------------  ------------
Note A due on demand, plus interest at a specified bank's prime
  rate plus 2% (10.25% at December 31, 1996).....................   $  550,000   $    550,000
Note B due on demand or in monthly installments of $11,667 until
  September 10, 2001, plus interest at a specified bank's prime
  rate plus 2% (10.25% at December 31, 1996).....................      665,000        630,000
                                                                   ------------  ------------
                                                                    $1,215,000   $  1,180,000
                                                                   ------------  ------------
                                                                   ------------  ------------

                            HORIZON PHARMACIES, INC.

4. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                   DECEMBER 31,   MARCH 31,
                                                                       1996          1997
                                                                   ------------  ------------
Note payable to former shareholder, due on March 1, 1998,
  interest at New York prime plus 4% (12.25% at December 31,
  1996)..........................................................   $  100,000   $    100,000
Installment notes due in varying installments (totaling $29,524 per month, as of December 31, 1996) including interest at rates ranging from 8% to 10.25% and maturing on various dates from
  November 1999 to June 2011.....................................    1,492,617      1,437,369
                                                                   ------------  ------------
                                                                     1,592,617      1,537,369
Less current portion of long-term debt...........................      228,759        332,268
                                                                   ------------  ------------
Long-term debt...................................................   $1,363,858   $  1,205,101
                                                                   ------------  ------------
                                                                   ------------  ------------

    Long-term debt is secured by certain accounts receivable, inventories and property and equipment. Certain long-term debt is secured by guarantees of certain shareholders.

    Long-term debt maturing during the five years subsequent to 1996 is as follows: 1997--$228,759; 1998--$350,622; 1999--$271,305; 2000--$227,585 and
2001--$207,657.

5. LEASES

    The Company leases all of its retail store facilities under noncancelable operating leases, many of which expire within eight years. These leases require the Company to pay for taxes, maintenance and insurance and contain renewal options, certain of which involve rent increases. Rent expense was $100,725 in 1995 and $195,609 in 1996.

    The Company leases most of its retail store pharmacy computer equipment under capital lease agreements which expire from 1999 to 2001.

                            HORIZON PHARMACIES, INC.

5. LEASES (CONTINUED)
    At December 31, 1996, the future minimum lease payments under operating and capital leases are as follows:

                                                                        OPERATING    CAPITAL
YEAR                                                                      LEASES      LEASES
----------------------------------------------------------------------  ----------  ----------
1997..................................................................  $  203,951  $   41,847
1998..................................................................     164,309      41,847
1999..................................................................      97,697      37,535
2000..................................................................      77,596      27,605
2001..................................................................      38,985      18,201
                                                                        ----------  ----------
Total.................................................................  $  582,538     167,035
                                                                        ----------
                                                                        ----------
Less amount representing interest.....................................                  36,866
                                                                                    ----------
Net present values....................................................                 130,169
Current obligations under capital leases..............................                  27,400
                                                                                    ----------
Obligations under capital leases......................................              $  102,769
                                                                                    ----------
                                                                                    ----------

6. SHAREHOLDERS' EQUITY

    During 1995, the Company sold 255,512 and 100,006 shares of common stock at $1.75 and $3.00 per share, respectively. In addition, the Company redeemed 56,000 shares of common stock at $1.36 per share and received cash of $24,120 in exchange for a note payable (Note 4).

    During 1996, the Company issued 160,000 shares of common stock at $.50 per share relating to the exercise of all stock options granted to the officers and founders of the Company in 1994. Additionally, the Company sold 64,424 shares of common stock at $5.00 per share. The Company also issued 4,000 shares of common stock at $5 per share in exchange for a $20,000 reduction in long-term debt.


    In March 1997, the Board of Directors approved the 1997 Stock Option Plan (the "Plan"). The Plan was amended by the Board of Directors and was approved by
the shareholders on May   , 1997. Options for up to 10% of the Company's
outstanding shares of common stock may be granted until March 2007 to key employees and directors at prices as specified in the Plan on the dates the options are granted. Except as provided in the option agreements, options are exercisable at any time during a ten-year term. No options have been granted to date.



    In April 1997, the Board of Directors of the Company approved a two-for-one split of the Company's common stock. The split and an amendment to the Company's articles of incorporation to change the authorized capitalization from 1,000,000 shares of $1 par common stock to 14,000,000 shares of $.01 par common stock and 1,000,000 shares of $.01 par preferred stock were approved by the shareholders
on May   , 1997. The Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix from time to time the number of shares to be included in each such class or series and the designations, preferences, qualifications, limitations, restrictions and rights of the shares of each such class or series. The effects of the stock split and recapitalization have been reflected retroactively in the accompanying financial statements.

                            HORIZON PHARMACIES, INC.

7. EMPLOYEE BENEFIT PLAN


    Effective January 1, 1996, the Company adopted a profit sharing plan for certain full-time employees. Each participant in the plan may contribute by payroll deduction up to 15% of their earnings. The Company may make matching contributions of a portion of each participant's contribution up to 6% of their earnings. The Company may also make a profit sharing contribution. No matching or profit sharing contributions were made in 1996.

                              FINANCIAL STATEMENTS

                       MESA DRUG, INC.--FARMINGTON STORE

                  YEAR ENDED DECEMBER 31, 1995 AND THE PERIOD
                     FROM JANUARY 1, 1996 TO APRIL 26, 1996

                      WITH REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
HORIZON Pharmacies, Inc.

    We have audited the accompanying statements of operating revenues and direct operating expenses for Mesa Drug, Inc.--Farmington Store for the year ended December 31, 1995 and the period from January 1, 1996 to April 26, 1996. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the accompanying statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the accompanying statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As described in Note 1, the accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the revenues and expenses of Mesa Drug, Inc.--Farmington Store.

    In our opinion, the statements referred to above present fairly, in all material respects, the operating revenues and direct operating expenses of Mesa Drug, Inc.--Farmington Store for the year ended December 31, 1995 and the period from January 1, 1996 to April 26, 1996.


                                               HEROLD, HOWARD & MADSEN P.C.


Dallas, Texas
March 28, 1997

                       MESA DRUG, INC.--FARMINGTON STORE



         STATEMENTS OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES



                                                                        YEAR ENDED        PERIOD FROM JANUARY 1,
                                                                     DECEMBER 31, 1995    1996 TO APRIL 26, 1996
                                                                     -----------------  --------------------------
Sales--RX..........................................................    $   2,342,399          $      914,834
Sales--Other.......................................................        1,265,463                 332,156
                                                                     -----------------           -----------
Total Sales........................................................        3,607,862               1,246,990
Cost of Goods Sold.................................................        2,357,352                 826,053
                                                                     -----------------           -----------
Gross Profit.......................................................        1,250,510                 420,937

Operating expenses:
  Professional fees................................................           64,122                  16,940
  Advertising......................................................           25,614                   6,148
  Bad debts........................................................            4,215                --
  Depreciation.....................................................           51,293                   8,324
  Rent.............................................................           60,696                  22,843
  Security.........................................................            1,163                     639
  Dues & Subscriptions.............................................           10,227                   3,232
  Repairs/Maintenance..............................................            8,724                   4,760
  Meals & Entertainment............................................            4,185                   3,614
  Insurance........................................................           51,624                   5,715
  Janitorial.......................................................            2,041                     718
  Miscellaneous....................................................            4,279                     367
  Office supplies..................................................           35,855                  10,502
  Supplies.........................................................           64,263                  24,781
  Taxes............................................................           54,329                  18,190
  Telephone........................................................           32,260                   7,924
  Travel...........................................................            3,622                      80
  Utilities........................................................           21,969                   7,473
  Wages............................................................          518,458                 160,606
  Auto expenses....................................................           23,172                   4,273
  Uniforms.........................................................              385                --
  Royalties........................................................            7,393                --
                                                                     -----------------           -----------
Total operating expenses...........................................        1,049,889                 307,129
                                                                     -----------------           -----------
Operating profit...................................................    $     200,621          $      113,808
                                                                     -----------------           -----------
                                                                     -----------------           -----------



                            See accompanying notes.

                       MESA DRUG, INC.--FARMINGTON STORE

                       NOTES TO THE FINANCIAL STATEMENTS

                        YEAR ENDED DECEMBER 31, 1995 AND
                 PERIOD FROM JANUARY 1, 1996 TO APRIL 26, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION


    Mesa Drug, Inc. owns and operates two retail pharmacies located in New Mexico. The financial statements presented include only the operations of the retail pharmacy located in Farmington, New Mexico for the year ended December 31, 1995 and the period from January 1, 1996 to April 26, 1996. The financial statements represent the operations of the retail pharmacy prior to the sale to HORIZON Pharmacies, Inc. ("HORIZON"). HORIZON purchased the business, including various assets, on April 27, 1996. Expenses relating to income taxes, interest and executive compensation are not included because they are not directly related to the sale.


    DEPRECIATION


    Depreciation is provided on a straight-line basis over the estimated life of the assets. In these financial statements, depreciation is included only for those assets to be sold to HORIZON.


    BASIS OF ACCOUNTING

    The financial statements are prepared on the accrual basis of accounting and accordingly reflect revenues at the time products are sold or services are rendered. Expenses are recognized when the products are received or the services are performed.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

                              FINANCIAL STATEMENTS

                     TRUE QUALITY PHARMACIES, INC.--VISTAS


                           AS OF MARCH 6 AND 7, 1997


                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                      WITH REPORT OF INDEPENDENT AUDITORS

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
HORIZON Pharmacies, Inc.


    We have audited the accompanying combined statements of operating revenues and direct operating expenses for True Quality Pharmacies, Inc.--Vistas for the years ended December 31, 1995 and 1996 and the Combined Statement of Net Assets Sold as of March 6 and 7, 1997. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the accompanying statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the accompanying statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As described in Note 1, the accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the revenues and expenses nor the financial position of True Quality Pharmacies, Inc.--Vistas.


    In our opinion, the statements referred to above present fairly, in all material respects, the combined operating revenues and direct operating expenses of True Quality Pharmacies, Inc.--Vistas for the years ended December 31, 1995 and 1996 and the net assets sold as of March 6 and 7, 1997.



                                          HEROLD, HOWARD & MADSEN P.C.


Dallas, Texas
March 28, 1997

                     TRUE QUALITY PHARMACIES, INC.--VISTAS
                   COMBINED STATEMENTS OF OPERATING REVENUES
                         AND DIRECT OPERATING EXPENSES


                                                                                       YEAR ENDED DECEMBER 31,
                                                                                      --------------------------
                                                                                          1995          1996
                                                                                      ------------  ------------
Sales--RX...........................................................................  $  3,628,467  $  3,726,405
Sales--Other........................................................................       522,814       502,766
                                                                                      ------------  ------------
Total Sales.........................................................................     4,151,281     4,229,171
Cost of Goods Sold..................................................................     2,900,035     3,021,070
                                                                                      ------------  ------------
Gross Profit........................................................................     1,251,246     1,208,101

Operating expenses:
  Inventory services................................................................         2,615         5,685
  Commissions.......................................................................       --                600
  Delivery..........................................................................         6,113         6,105
  Advertising.......................................................................        40,118        29,167
  Bank charges......................................................................         3,201         3,269
  Bad debt expense..................................................................        14,878         5,274
  Data processing...................................................................        24,519        25,250
  Depreciation......................................................................        10,440         9,628
  Rent..............................................................................        53,975        52,743
  Credit card charges...............................................................         2,062         2,211
  Dues & Subscriptions..............................................................         3,279         2,868
  Repairs/Maintenance...............................................................         9,669        12,953
  Meals & Entertainment.............................................................           459           531
  Insurance.........................................................................        44,382        39,804
  Professional fees.................................................................        25,895        26,876
  Miscellaneous.....................................................................         1,465         1,875
  Office supplies...................................................................         3,658         4,002
  Postage...........................................................................         2,630        17,924
  Supplies..........................................................................         4,069         2,411
  Taxes/Licenses....................................................................        35,383        50,130
  Telephone.........................................................................        14,012        15,227
  Travel............................................................................         2,181         2,728
  Utilities.........................................................................        17,198        17,523
  Wages.............................................................................       431,504       434,817
  Accounts receivable fee...........................................................        10,322        12,180
  Vials and labels..................................................................        12,602        12,146
                                                                                      ------------  ------------
Total Operating expenses............................................................       776,629       793,927
                                                                                      ------------  ------------
Operating profit....................................................................  $    474,617  $    414,174
                                                                                      ------------  ------------
                                                                                      ------------  ------------


                            See accompanying notes.

                     TRUE QUALITY PHARMACIES, INC.--VISTAS
                     COMBINED STATEMENT OF NET ASSETS SOLD


                                                                                                         MARCH 6
                                                                                                          AND 7,
                                                                                                           1997
                                                                                                        ----------
ASSETS SOLD
Current assets:
  Accounts receivable, net............................................................................  $   66,494
  Inventories, at cost................................................................................     482,260
                                                                                                        ----------
Total current assets..................................................................................     548,754
Equipment, at cost....................................................................................     112,952
Less accumulated depreciation.........................................................................      94,893
                                                                                                        ----------
Equipment, net........................................................................................      18,059
                                                                                                        ----------
Total assets sold.....................................................................................     566,813
Liabilities assumed...................................................................................      --
                                                                                                        ----------
Net assets sold.......................................................................................  $  566,813
                                                                                                        ----------
                                                                                                        ----------


                            See accompanying notes.

                     TRUE QUALITY PHARMACIES, INC.--VISTAS
                       NOTES TO THE FINANCIAL STATEMENTS
                 AS OF MARCH 6 AND 7, 1997 AND THE YEARS ENDED
                    DECEMBER 31, 1995 AND DECEMBER 31, 1996


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION


    True Quality Pharmacies, Inc. owns and operates fourteen retail pharmacies located in Texas, Oklahoma and Kansas. The financial statements presented include only the operations of the retail pharmacies operating as Vistas and located in Mineola, Mt. Vernon and McKinney, Texas for the years ended December 31, 1995 and 1996 on a combined basis and their combined net assets sold as of March 6, 1997, prior to the sale of such assets to HORIZON Pharmacies, Inc. ("HORIZON"). The financial statements represent the operations of the retail pharmacies prior to the sale. HORIZON purchased the business, including various assets on March 6 and 7, 1997. Expenses relating to income taxes, interest and executive compensation are not included because they are not directly related to the sale.


    DEPRECIATION


    Depreciation is provided on a straight-line basis over the estimated useful life of the assets. In these financial statements, depreciation is only included for those assets to be sold to HORIZON.


    BASIS OF ACCOUNTING

    The financial statements are prepared on the accrual basis of accounting and accordingly reflect revenues at the time products are sold or services are rendered. Expenses are recognized when the products are received or the services are performed.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER, TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Use of Proceeds................................          14
Dividend Policy................................          14
Dilution.......................................          15
Capitalization.................................          16
Selected Financial Information.................          17
Pro Forma Combined Financial Data..............          18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          24
Business.......................................          29
Management.....................................          37
Certain Transactions...........................          41
Principal Shareholders.........................          42
Description of Securities......................          42
Shares Eligible for Future Sale................          44
Underwriting...................................          45
Legal Matters..................................          47
Experts........................................          47
Additional Information.........................          47
Financial Statements...........................         F-1

                            ------------------------

    UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,200,000 SHARES

                                    HORIZON
                                PHARMACIES, INC.


                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                         CAPITAL WEST SECURITIES, INC.

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            HORIZON PHARMACIES, INC.

                      REGISTRATION STATEMENT ON FORM SB-2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 2.02 of the Texas Business Corporation Act provides broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. The Company's Bylaws also provide for the indemnification of directors and officers by the Company. In addition, the Company has purchased Directors' and Officers' Liability and Company Reimbursement Liability Insurance which, in certain circumstances, provide for payments to the directors and officers of the Company, in the event of such liabilities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All expenses of registration will be borne by the Company. All of the amounts shown are estimates, except the registration fee, and assume exercise of the underwriters' over-allotment option.


Securities and Exchange Commission registration fee............  $ 2,272.73
NASD fees......................................................    1,300.00
Underwriters' non-accountable expense allowance................  207,000.00
Blue Sky Fees..................................................   15,000.00
Legal fees and expenses........................................   80,000.00
Accounting fees and expenses...................................   65,000.00
Printing and engraving expenses................................   35,000.00
Exchange listing fees..........................................   21,000.00
                                                                 ----------
  TOTAL EXPENSES...............................................  $426,572.73
                                                                 ----------
                                                                 ----------


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The following sets forth certain information regarding sales of securities of the Company issued within the past three years, which were not registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The following information has been adjusted to reflect the 2-for-1 split for all Common Stock approved by the Company's Board of Directors on April 14, 1997:

    On June 6, 1994, the Company sold 120,000 shares of Common Stock to five officers, directors and an employee for an aggregate price of $150,000. The Company sold an additional 136,000 shares to five officers and directors, one person with whom the Company's officers and/or directors had a prior business relationship ("Business Associate"), and one employee on August 9, 1994 for an aggregate price of $170,000. The Company sold an additional 118,482 shares of Common Stock on November 18, 1994 to its officers and directors, one employee, one Business Associate, and one additional investor for an aggregate of $177,723.

    On February 27, 1995, the Company sold 255,512 shares of Common Stock to five officers and directors, seven employees (one of whom was an existing shareholder), two existing shareholders, three Business Associates and three other investors for an aggregate of $447,146; on September 8, 1995 the Company sold 100,006 shares of Common Stock for an aggregate of $300,018 to five officers and directors, and 12 existing shareholders.

    On September 25, 1996, the Company sold 19,424 shares of Common Stock for an aggregate $97,120 to 19 officers, directors and existing shareholders. On September 26, 1996, the Company issued 160,000 shares of Common Stock for an aggregate $80,000 in connection with the exercise of certain stock options held by the Company's officers and directors. On September 30, 1996, the Company sold 31,000 shares of Common Stock to certain relatives of its officers and directors for an aggregate $155,000. On October 18, 1996, the Company sold 14,000 shares of Common Stock to a relative of one of the Company's directors for an aggregate price of $70,000, and on November 30, 1996 the Company issued 4,000 shares of Common Stock for an aggregate $20,000 to one of its lenders to reduce long-term debt.

    No sales commissions were paid in connection with any of the sales of securities described above. The Company believes that the securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as set forth below.


    In determining the availability of an exemption under Section 4(2), all offerees of the Company's Common Stock had a prior business or personal relationship with the Company, its officers or directors, and the amount of securities offered in each offering was less than $500,000. No general solicitation or advertising was employed in connection with any of the offerings, and with the exception of the Company's offering in September 1996, which was extended to each of the Company's existing 27 shareholders in connection with such shareholders' preemptive rights under Texas law, no offer was made to more than 25 persons. Each of the offerings was separately conducted in connection with the acquisition of one or more stores, and in no offering did the amount of Common Stock sold to non-officers or -directors exceed $337,000 in the aggregate, nor $812,000 for all such offerings combined. Although no formal offering documents were prepared and distributed to potential investors, each investor was given an opportunity to receive financial and other information regarding the Company's operations by means of the close business and/or personal relationship of each investor to the Company or its officers or directors. Similarly, while no investment intent letters were obtained by the Company and the stock certificates issued by the Company did not bear any restrictive legends, the Company's stock transfer records were marked with stop transfer instructions in connection with the stock split approved by the Board of Directors on April 14, 1997, and stock certificates replacing the original certificates will bear appropriate restrictive legends.


ITEM 27.  EXHIBITS.


 EXHIBIT
 NUMBER    NAME OF EXHIBIT
---------  --------------------------------------------------------------------------------------------------------

      1.1  Underwriting Agreement between the Company and Capital West Securities, Inc. (filed electronically herewith).

     *3.1  Restated Articles of Incorporation.

      3.2  Amended and Restated Articles of Incorporation (filed electronically herewith).

      3.3  Amended and Restated Bylaws (filed electronically herewith).

      4.1  Specimen Certificate of the Common Stock (filed electronically herewith).

      4.3  Form of Warrant Agreement between the Company and the Underwriters (filed electronically herewith).

      4.4  Stock Option Plan (filed electronically herewith).

      5.1  Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C. as to the legality of the securities being registered (filed electronically herewith).

     10.1  Loan Agreement dated October 16, 1996, by and between the Company and Bergen Brunswig Drug Company
           (filed electronically herewith).

    *10.2  Purchase Agreement dated March 8, 1997 by and between Mesa Drug, Inc. and Horizon Pharmacies, Inc.

 EXHIBIT
 NUMBER    NAME OF EXHIBIT
---------  --------------------------------------------------------------------------------------------------------
    *10.3  Asset Purchase Agreement dated March 4, 1997 by and between True Quality Pharmacies, Inc. (d/b/a Vista
           Pharmacies) and Horizon Pharmacies, Inc.

     10.4  Form of Employment Agreement by and between the Company and each of Rick D. McCord, R.Ph., Sy S. Shahid,
           David W. Frauhiger, Charlie K. Herr, R.Ph., Robert D. Mueller, R.Ph., and Nancy Papaneri, R.Ph. (filed electronically herewith).

     10.5  Form of Lockup Agreement (filed electronically herewith).

     10.6  Supply Agreement dated effective January 1, 1995 by and between the Company and
           Bergen Brunswig, Inc. (filed electronically herewith).

     16.1  Letter of Herold, Howard & Madsen P.C., Independent Auditors, relating to change in auditors (filed electronically herewith).

     23.1  Consent of Herold, Howard & Madsen P.C., Independent Auditors (filed electronically herewith).

     23.2  Consent of Ernst & Young LLP, Independent Auditors (filed electronically herewith).

    *23.3  Consent of Phillips McFall McCaffrey McVay & Murrah, P.C.

    *24.1  Powers of Attorney of Messrs. Frauhiger, Herr, McCord, Mueller and Shahid (included as part of the signature page filed with the initial Registration Statement).

     24.2  Powers of Attorney of Carson A. McDonald and Philip H. Yielding (filed electronically herewith).

       27  Financial data schedule (filed electronically herewith).


------------------------


*   Previously filed


ITEM 28.  UNDERTAKINGS.

    1.  The undersigned Registrant hereby undertakes:

       (a) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

       (b) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

       (c) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by Section 10(a)(3) of the
                Securities Act;

            (ii) reflect in the prospectus any facts or events which,
                 individually or together, represent a fundamental change in the information in the registration statement; and

           (iii) include any additional or changed material information on the plan of distribution.

       (d) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

       (e) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination or end of the offering.

    2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this Amendment No. 1 to Registration Statement on Form SB-2, to be signed on its behalf by the undersigned, thereon duly authorized in the City of Princeton, State of Texas, on May 30, 1997.


                                           HORIZON PHARMACIES, INC.
                                              a Texas corporation

                                By:          /s/ RICK D. MCCORD, R.PH.
                                     -----------------------------------------
                                               Rick D. McCord, R.Ph.
                                       PRESIDENT AND CHIEF OPERATING OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

  /s/ RICK D. MCCORD, R.PH.
------------------------------  Chairman of the Board of
    Rick D. McCord, R.Ph.         Directors, President and     May 30, 1997
 PRINCIPAL EXECUTIVE OFFICER      Chief Operating Officer

      /s/ SY S. SHAHID*
------------------------------  Executive Vice President,      May 30, 1997
         Sy S. Shahid             Secretary, Director

   /s/ DAVID W. FRAUHIGER*
------------------------------
      David W. Frauhiger        Chief Financial Officer,       May 30, 1997
   PRINCIPAL FINANCIAL AND        Treasurer, Director
      ACCOUNTING OFFICER

     /s/ CHARLIE K. HERR*
------------------------------  Director                       May 30, 1997
       Charlie K. Herr

    /s/ ROBERT D. MUELLER*
------------------------------  Director                       May 30, 1997
   Robert D. Mueller, R.Ph.

    /s/ CARSON A. MCDONALD
------------------------------  Director Nominee               May 30, 1997
      Carson A. McDonald

    /s/ PHILIP H. YIELDING
------------------------------  Director Nominee               May 30, 1997
      Philip H. Yielding



*By:     /s/ RICK D. MCCORD
      -------------------------
           Rick D. McCord
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


  EXHIBIT
  NUMBER     NAME OF EXHIBIT
-----------  ---------------------------------------------------------------------------------------------------
        1.1  Underwriting Agreement between the Company and Capital West Securities, Inc (filed electronically herewith).

       *3.1  Restated Articles of Incorporation.

        3.2  Amended and Restated Articles of Incorporation (filed electronically herewith).

        3.3  Amended and Restated Bylaws (filed electronically herewith).

        4.1  Specimen Certificate of the Common Stock (filed electronically herewith).

        4.3  Form of Warrant Agreement between the Company and the Underwriters (filed electronically herewith).

        4.4  Stock Option Plan (filed electronically herewith).

        5.1  Opinion of Phillips McFall McCaffrey McVay & Murrah, P.C. as to the legality of the securities being registered (filed electronically herewith).

       10.1  Loan Agreement dated October 21, 1996 by and between Bergen-Brunswig Drug Co. and Horizon
               Pharmacies, Inc. (filed electronically herewith).

      *10.2  Purchase Agreement dated March 8, 1997 by and between Mesa Drug, Inc. and Horizon Pharmacies, Inc.

      *10.3  Asset Purchase Agreement dated March 4, 1997 by and between True Quality Pharmacies, Inc. (d/b/a
               Vista Pharmacies) and Horizon Pharmacies, Inc.

       10.4  Form of Employment Agreement by and between the Company and each of Rick D. McCord, R.Ph., Sy S.
               Shahid, David W. Frauhiger, Charlie K. Herr, R.Ph., Robert D. Mueller, R.Ph. and Nancy Papaneri,
               R.Ph. (filed electronically herewith).

       10.5  Form of Lockup Agreement (filed electronically herewith).

       10.6  Supply Agreement dated effective January 1, 1995 by and between the Company and Bergen Brunswig,
               Inc. (filed electronically herewith).

       16.1  Letter of Herold, Howard & Madsen P.C., Independent Auditors, relating to change in auditors (filed electronically herewith).

       23.1  Consent of Herold, Howard & Madsen P.C., Independent Auditors (filed electronically herewith).

       23.2  Consent of Ernst & Young LLP, Independent Auditors (filed electronically herewith).

      *23.3  Consent of Phillips McFall McCaffrey McVay & Murrah, P.C.

      *24.1  Powers of Attorney of Messrs. Frauhiger, Herr, McCord, Mueller and Shahid (included as part of the signature page filed with the initial Registration Statement).

       24.2  Powers of Attorney of Carson A. McDonald and Philip H. Yielding (filed electronically herewith).

        27   Financial data schedule (filed electronically herewith).


------------------------


 * Previously filed